UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SINCLAIR BROADCAST GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 22, 2020

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Sinclair Broadcast Group, Inc. The annual meeting on June 4, 2020 will be held at Sinclair’s corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

However, at the date of this mailing, the novel coronavirus (COVID-19) continues to spread around the world and throughout the United States, including Maryland, and as a result, we are facing an unpredictable and volatile situation with respect to the progress of this deadly virus, which has been classified as a global pandemic. The health and safety of our shareholders, employees and community are of paramount concern to your Board of Directors and management.

As such, to minimize the risk to shareholders, employees and the community, we are strongly encouraging all shareholders to access the annual meeting via the live teleconference or webcast, rather than attend the meeting in person. Instructions for accessing the teleconference and webcast are provided below. We are also planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so by May 21, 2020 via a press release that will also be filed with the SEC as proxy material and will also post details on our website. As always, we encourage you to vote your shares prior to the annual meeting.

Please note that, unless we announce that we will be holding the meeting virtually over the internet, shareholders will not be able to vote or revoke a proxy through the teleconference or webcast, nor participate actively. Therefore, to ensure that your vote is counted at the annual meeting, we strongly encourage you to vote your shares using one of the methods indicated in the enclosed proxy materials, or through your broker, bank or other nominee’s voting instruction form. Shareholders of record may still attend the meeting and revoke their proxy at any time before it is voted; however, as stated above, we strongly encourage you to prioritize your safety and the safety of others over attending the annual meeting in person.

Should you choose to attend the annual meeting in person, please note that as of the date of this mailing, in accordance with the Executive Order issued by Governor Larry Hogan, only 10 persons total shall be permitted to attend the annual meeting, which number shall include members of your Board of Directors and management in attendance. Once we have reached capacity, no additional persons shall be permitted to enter the annual meeting. However, if you are not admitted to the meeting, you may present your proxy card, and it will be received and voted by proxy.

We appreciate your continued support, and we hope that you and yours will stay safe and healthy. We are closely monitoring developments with the COVID-19 pandemic, and we urge all stakeholders, including our shareholders, to follow recommendations provided by the World Health Organization and the U.S. Centers for Disease Control and Prevention.

To listen to the teleconference of the annual meeting, shareholders should either login via the internet at https://www.webcaster4.com/Webcast/Page/2063/34102, or call 877-407-8033 for toll free or 201-689-8033 for international. Those planning to listen should connect to the teleconference or webcast at least 10 minutes prior to the start of the meeting.

Enclosed with this letter is a notice of the annual meeting of shareholders, a proxy statement, a proxy card and a return envelope. Also enclosed with this letter is Sinclair Broadcast Group, Inc.'s Annual Report to shareholders for the year ended December 31, 2019.

As always, your vote on these matters is very important. We urge you to review carefully the enclosed materials and to return your proxy promptly. The proxy materials are also available at
http://www.astproxyportal.com/ast/26141.

Sincerely,

David D. Smith
Chairman of the Board
and Executive Chairman

IF YOU PLAN TO ATTEND:

As discussed above, please note that the Executive Order issued by Governor Larry Hogan imposes gathering size limitations that as of this mailing makes it necessary to limit attendance at the meeting to only 10 persons, which number shall include members of our Board of Directors, management in attendance, and, if there is space remaining, shareholders of record as of March 13, 2020. Registration will begin at 9:30 a.m. and seating will begin at 9:45 a.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of March 13, 2020 (record date). Cameras (including the use of cellular/smart phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

YOUR VOTE IS IMPORTANT—Please execute and return the enclosed proxy card promptly, whether or not you plan to attend the
Sinclair Broadcast Group, Inc. annual meeting.

SINCLAIR BROADCAST GROUP, INC.
10706 Beaver Dam Road
Hunt Valley, Maryland 21030

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on June 4, 2020.

The proxy statement and 2019 annual report to shareholders are available at
http://www.astproxyportal.com/ast/26141.

Dear Shareholders:

The annual meeting of Sinclair Broadcast Group, Inc. (sometimes referred to in this Proxy Statement as the “Company” or "Sinclair" or “we” or “us”) will be held on June 4, 2020 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030* at 10:00 a.m. local time for the following purposes:

1.	The election of nine directors, each for a one-year term;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the year ending December 31, 2020;

3.	To hold a non-binding advisory vote on our executive compensation;

4.	To consider a stockholder proposal relating to the voting basis used in the election of the Board of Directors; and

5.	The consideration of any other matters as may properly come before the annual meeting.

You will be able to vote your shares at the annual meeting if you were a shareholder of record at the close of business on March 13, 2020. Your vote at the annual meeting is very important to us.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland
April 22, 2020

* As part of our precautions regarding the health and safety of our stockholders, directors, officers and employees, meeting attendees and the public in light of the current public health crisis caused by the novel coronavirus pandemic (COVID-19), we are strongly encouraging stockholders to access the annual meeting via the live webcast or telecast described above in lieu of attending the annual meeting in person. We are also planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so by May 21, 2020 via a press release and posting details on our website that will also be filed with the SEC as proxy material. As always, we encourage you to vote your shares prior to the annual meeting.

INFORMATION ABOUT THE 2020 ANNUAL MEETING AND VOTING

The Annual Meeting

The annual meeting will be held on June 4, 2020 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time. As part of our precautions regarding the health and safety of our stockholders, directors, officers and employees, meeting attendees and the public in light of the current public health crisis caused by the novel coronavirus pandemic (COVID-19), we are strongly encouraging stockholders to access the annual meeting via the live webcast or telecast described above in lieu of attending the annual meeting in person. We are also planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so by May 21, 2020 via a press release and posting details on our website that will also be filed with the SEC as proxy material. As always, we encourage you to vote your shares prior to the annual meeting.

This Proxy Solicitation

On or about April 22, 2020, we began mailing this proxy statement to people who, according to our records, owned common shares of beneficial interests in us as of the close of business on March 13, 2020.

We are sending you this proxy statement because our Board of Directors is seeking a proxy to vote your shares at the annual meeting. This proxy statement is intended to assist you in deciding how to vote your shares. Proxy materials are also available at http://www.astproxyportal.com/ast/26141.

We are paying the cost of soliciting these proxies. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, internet, or otherwise. These directors, officers, and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold our Common Stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners of our Common Stock for their reasonable expenses incurred in forwarding such materials.

Voting Your Shares

Shareholders of Record. You may vote your shares at the annual meeting either in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot. Ballots for registered shareholders to vote in person will be available at the annual meeting. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the registered holder of those shares. As the registered stockholder, you can ensure your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided. However, as discussed above, due to the public health crisis caused by COVID-19, we strongly encourage shareholders to not vote in person at the annual meeting, but to vote by proxy.

We have described in this proxy statement all the proposals that we expect will be made at the annual meeting. If either a shareholder or we properly present any other proposal at the meeting, we will use your proxy to vote your shares on the proposal in our best judgment.

Your proxy card will be valid only if you sign, date and return it in time for it to be received by us before the annual meeting scheduled to be held on June 4, 2020. If you complete the proxy card, except for the voting instructions, the shares will be voted as recommended by the Board of Directors.

Beneficial Owners. Most of our stockholders hold their shares through a broker, bank, trustee or another nominee, rather than registered directly in their name (which is often referred to as “street name”). In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials, including a notice enabling you to receive proxy material through the mail, are being forwarded to you by your broker, bank, trustee, or nominee. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction cards. If you are a beneficial owner of shares, you cannot vote in person at the annual meeting unless you have a proper power of attorney from your broker. Votes directed through a broker must be received by us before the annual meeting.

If you hold your shares in street name with a broker and you do not tell your broker how to vote or provide the broker with a voting instruction form, your broker cannot vote on your behalf for the election of director nominees (Proposal 1), for the advisory vote on our executive compensation (Proposal 3), or for the shareholder proposal relating to the voting basis used in the election of the Board of Directors (Proposal 4).

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before it is voted at the annual meeting. You may revoke your proxy by any one of three ways:

•
you may notify our Secretary in writing that you wish to revoke your proxy at the following address: Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland, 21030, Attention: J. Duncan Smith, Vice President and Secretary. We must receive your notice before the time of the annual meeting;

•	you may submit a proxy dated later than your original proxy; or

•
you may attend the annual meeting and vote, but merely attending the annual meeting will not by itself revoke a proxy; you must: (i) obtain a ballot and vote your shares to revoke the proxy; and (ii) in the case of shares held in street name, you must obtain a proper power of attorney from your broker to vote your shares.

Vote Required for Approval

Shares Entitled to Vote. On March 13, 2020 (the record date), the following shares were issued and outstanding and had the votes indicated:

•	65,477,303 shares of Class A Common Stock, each of which is entitled to one vote on each of the proposals; and

•	24,727,682 shares of Class B Common Stock, each of which is entitled to ten votes on each of the proposals.
Quorum. A majority of the outstanding shares of common stock entitled to vote, or a “quorum,” must be present at the annual meeting in order to transact business. A quorum will be present if 156,377,063 votes are represented at the annual meeting, either in person (by the shareholders) or by proxy. If a quorum is not present, a vote cannot occur. In deciding whether a quorum is present, abstentions and broker non-votes (where a broker or nominee is not permitted to vote on a matter and has not received voting instructions from the beneficial owner) will be counted as shares that are represented at the annual meeting.

Votes Required. The votes required on each of the proposals are as follows:

Proposal 1: Election of Nine Directors
The nine nominees for director who receive the most votes will be elected. This is called a “plurality.” If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either for or against the nominee. Broker non-votes are not counted as votes cast for nominees for director and will not affect the outcome of the proposal.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the Audit Committee’s selection of the independent registered public accounting firm. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.

Proposal 3: A Non-Binding Advisory Vote on Our Executive Compensation
The approval of our executive compensation for 2020 is by a non-binding, advisory vote which we will take into consideration when determining executive compensation. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal. Broker non-votes are not counted in evaluating the results of the vote.

Proposal 4: Shareholder Proposal Relating to the Voting Basis Used in the Election of the Board of Directors
The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the shareholder proposal. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal. Broker non-votes are not counted as votes cast for this proposal and will not affect the outcome of the proposal.

Additional Information
We are making available our annual report for the year ended December 31, 2019, including consolidated financial statements, to all shareholders entitled to vote at the annual meeting together with this proxy statement. The annual report includes details on how to get additional information about us. The annual report does not constitute a part of the proxy solicitation material. Proxy materials are also available to registered shareholders and to beneficial owners at http://www.astproxyportal.com/ast/26141.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for election to the Board of Directors are:

David D. Smith
Frederick G. Smith
J. Duncan Smith
Robert E. Smith
Howard E. Friedman
Daniel C. Keith
Martin R. Leader
Benson E. Legg
Lawrence E. McCanna

Each director will be elected to serve for a one-year term, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified. Each of the nominees listed above is currently a member of the Board of Directors and each of them has consented to serve as a director if elected. More detailed information about each of the nominees is available in the section of this proxy statement titled Directors, Executive Officers and Key Employees.

If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. Alternatively, the Board of Directors may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board.

The Amended and Restated Articles of Incorporation provides that our business shall be managed by a Board of Directors of not less than three and not more than thirteen directors with the number of directors to be fixed by the Board of Directors from time to time. The Board of Directors has presently established the size of the Board at nine members. Proxies for the annual meeting may not be voted for more than nine nominees.

Messrs. David D. Smith, J. Duncan Smith, Robert E. Smith and Dr. Frederick G. Smith (collectively, the "Controlling Shareholders") are brothers and have entered into a stockholders' agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until December 31, 2025. The Controlling Shareholders own collectively 77.0% of the total voting power as of March 13, 2020.

The Board of Directors recommends a vote FOR each of the nominees to the Board of Directors.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has sole responsibility for the selection of our independent registered public accounting firm and has appointed PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2020. The Board of Directors recommends ratification of this appointment by the shareholders. Although ratification by our shareholders is not a prerequisite to the power of the Audit Committee to appoint PwC as our independent registered public accounting firm, our Board of Directors and the Audit Committee believe such ratification to be advisable and in the best interest of the Company. Accordingly, shareholders are being requested to ratify, confirm, and approve the appointment of PwC as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2020. If the shareholders do not ratify the appointment of PwC, the Audit Committee will reevaluate the engagement of the independent registered public accounting firm; however, the Audit Committee has no obligation to change its appointment based on stockholder ratification. Even if the appointment is ratified, the Audit Committee, in its discretion, may nevertheless appoint another independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the shareholders. PwC audited the Company’s financial statements for the fiscal year ended December 31, 2019.

A representative of PwC is expected to attend the annual meeting. The PwC representative will have the opportunity to make a statement if he or she desires to do so.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP.

PROPOSAL 3: A NON-BINDING ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act), we are submitting an advisory “say-on-pay” resolution for shareholder consideration.

As described in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation is designed to support our long-term success by attracting and retaining talented senior executives, by aligning the long-term interests of our executive officers with those of our shareholders and by tying executive pay to company and/or individual performance. We urge shareholders to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related tables and narrative that follow it. This information provides detailed information regarding our executive compensation policy and procedures, as well as the compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures.”

This say-on-pay vote is advisory only, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider any stockholder concerns and whether any actions are necessary to address those concerns. We currently conduct an advisory vote on executive compensation every three years, and following our 2020 annual meeting of shareholders, we expect to conduct the next advisory vote at our 2023 annual meeting of shareholders.

The Board of Directors recommends a vote FOR the approval of our executive compensation.

PROPOSAL 4: SHAREHOLDER PROPOSAL RELATING TO THE VOTING BASIS USED IN THE ELECTION OF THE BOARD OF DIRECTORS
California Public Employees' Retirement System, a beneficial owner of at least $2,000 in market value of the Company’s common stock, requested that the Company include the below shareholder proposal in the proxy materials regarding this year's annual meeting.
RESOLVED, that the shareowners of the Company hereby request that the Board of Directors initiate the appropriate process to amend the Company's articles of incorporation and/or bylaws to provide that directors shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareowners in uncontested elections. A plurality vote standard, however, will apply to contested director elections; that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement by California Public Employees' Retirement System:
"Is accountability by the Board of Directors important to you? As a long term shareowner of the Company, CalPERS thinks accountability is of paramount importance. This is why we are sponsoring this proposal. This proposal would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareowners and eliminates a meaningful shareowner role in uncontested director elections.
Under the Company's current voting system, a director may be elected with as little as one affirmative vote because "withheld" votes have no legal effect. This scheme deprives shareowners of a powerful tool to hold directors accountable because it makes it impossible to defeat directors who run unopposed. Conversely, a majority voting standard allows shareowners to actually vote "against" candidates and to defeat reelection of a management nominee who is unsatisfactory to the majority of shareowners who cast votes.
A substantial number of companies have already adopted this form of majority voting. More than 90% of the companies in the S&P 500 have adopted a form of majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation, and not continue to serve, unless the Board declines the resignation and publicly discloses its reasons for doing so.
Majority voting in director elections empowers shareowners to clearly say "no" to unopposed directors who are viewed as unsatisfactory by a majority of shareowners casting a vote. Incumbent board members serving in a majority vote system are aware that shareowners have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but also the power to heighten director accountability through the threat of a loss of majority support. That is what accountability is all about.
CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard for uncontested director elections. We believe the Company's shareowners will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareowners believe are not acting in their best interests. Please vote FOR this proposal."
Board Statement and Recommendation of the Board Regarding the Shareholder Proposal
The Board has considered the stockholder proposal set forth above relating to a majority vote on all director elections and believes that the proposal is not in the best interest of stockholders and recommends stockholders vote against the proposal.
Plurality voting for directors is an accepted voting standard, and we currently elect directors each year by this standard. Under plurality voting, which is the default standard under Maryland law, the nominees, who receive the most affirmative votes, are elected to the Board.

The plurality voting standard yields a voting result that is certain and delivers election results in a simple, efficient, and transparent manner. Plurality voting avoids the destabilizing risk of “failed elections” in which one or more director nominees fail to receive a majority of the votes cast that is required for election, and it ensures that all open positions are filled at each election. Further, the rules governing plurality voting are clear and straightforward. Moving to a majority vote standard could jeopardize the simplicity, certainty, and efficiency of the current system. Our plurality voting standard offers stockholders meaningful opportunities for participation and a significant means of expressing dissatisfaction through withholding votes and the ability to nominate new directors. Furthermore, our plurality voting standard has historically been effective in electing strong, independent, directors to our board.
To our knowledge, majority voting would not have changed the outcome of any previous election of directors by Sinclair stockholders. The plurality standard has served Sinclair well for many years. In fact, we are not aware of any instance in which plurality voting prevented our stockholders from either electing the directors they wanted to elect or demonstrating their dissatisfaction with any director or the Board as a whole. Given that director nominees are consistently elected by high margins, concerns asserted in the proposal that directors may be elected with one vote are unfounded and purely theoretical.
The Board believes that the majority voting standard contemplated by the proposal has disadvantages, as summarized below.
Uncertainty of outcome. The proposal does not address what would occur if a director candidate does not receive the requisite majority vote. The proposal does not address how or when we would fill any vacancy resulting from a resignation of a director, who did not receive the requisite majority vote, or take into account that such vacancies could be disruptive and could interfere with the functioning of the Board. Our current voting protocol and corporate governance structure allow us to maintain a stable Board while evaluating an appropriate response to any stockholder dissatisfaction. Consideration of all relevant factors on a case-by-case basis, rather than the uncertainty and potential disruption and regulatory noncompliance that could result from the implementation of a majority voting standard, gives the Board flexibility and enables it to avoid undesirable and disruptive governance consequences or potential noncompliance with regulatory requirements.
Failed elections will force the Board to fill vacancies without stockholder input. If there is a failed election, our Board of Directors must fill the vacancy without further stockholder vote. Stockholders would have no greater assurance that the person selected to fill the vacancy would be any more satisfactory than the person who failed to receive a majority vote. Under the current plurality voting standard, stockholders can express disapproval of corporate policies, strategy, or director candidates by withholding votes. The use of withheld votes, as opposed to implementation of majority voting, provides the Board with flexibility in appropriately responding to stockholder dissatisfaction without concern for potential corporate governance implications arising from a failed election.
The qualifications of and the performance by directors are not affected by new voting standard. Finally, the Board believes that the quality of our directors has a far greater impact on our governance than the voting standard used to elect them. Our current procedures for nominating directors include a rigorous evaluation process. Our independent directors thoroughly evaluate each nominee’s skills, experience, and independence. This review process ensures that the Company is governed and managed with the highest standards of responsibility, ethics, and integrity coupled with a commitment to the Company’s long-term success and affirms our commitment to strong corporate governance policies and practices.
The Board is fully committed to strong corporate governance and will continue to exercise its fiduciary duties to act in the best interests of stockholders, no matter what standard applies to elections. If the plurality standard set forth under the Maryland Business Corporation Act is abandoned in favor of a majority vote standard, the Board is concerned about the possible implications of holdover directors and vacancies, as well as the independence of the Board and its committees. The Board does not believe the proposal would increase accountability given the fiduciary duties to which each director is already subject under Maryland law. Our Board has carefully considered the pros and cons of the issue and believes that majority voting is not in the best interests of the Company or our stockholders.
Again, and for all the above reasons, the Board of Directors unanimously recommends that you vote AGAINST this shareholder proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 90,204,985 shares of our common stock issued and outstanding on March 13, 2020, consisting of 65,477,303 shares of Class A Common Stock and 24,727,682 shares of Class B Common Stock. The following table shows how many shares were owned by the following categories of persons as of that date:

•	persons known to us who beneficially own more than 5% of the shares;

•	each director and each executive officer described on the “Summary Compensation Table”; and

•	directors and all executive officers as a group.

	Shares of Class B Common Stock Beneficially Owned (a)		Shares of Class A Common Stock Beneficially Owned			Percent of Total Voting Power (c)
Name	Number	Percent	Number		Percent (b)
David D. Smith †	6,911,072	27.9%	11,453,090	(d)	15.3%	23.4%
J. Duncan Smith †	6,991,366	28.3%	7,025,518	(e)	9.7%	22.4%
Robert E. Smith †	6,331,804	25.6%	6,356,502	(f)	8.9%	20.3%
Frederick G. Smith †	3,500,000	14.2%	3,960,451	(g)	5.7%	11.3%
Christopher S. Ripley	—	—	1,790,129	(h)	2.7%	*
Lucy A. Rutishauser	—	—	158,974	(i)	*	*
Steven M. Marks (j)	—	—	116,449		*	*
Barry M. Faber	—	—	104,899		*	*
Martin R. Leader	—	—	63,846		*	*
Daniel C. Keith	—	—	50,000		*	*
Lawrence E. McCanna	—	—	20,650		*	*
Howard E. Friedman	—	—	16,990		*	*
Benson E. Legg	—	—	4,000		*	*
FMR LLC	—	—	9,316,099	(k)	13.5%	3.0%
245 Summer Street
Boston, MA 02210
The Vanguard Group, Inc.	—	—	6,675,393	(l)	9.6%	2.1%
100 Vanguard Boulevard
Malvern, PA 19355
BlackRock, Inc.	—	—	3,505,805	(m)	5.1%	1.1%
55 East 52nd Street
New York, NY 10055
All directors and executive officers as a group
(19 persons)	23,734,242	96.0%	31,498,992	(n)	33.8%	77.4%

* Less than 1%
† The address for such beneficial owner is 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.

(a)
By virtue of a stockholders’ agreement by and among David D. Smith, Dr. Frederick G. Smith, J. Duncan Smith, and Robert E. Smith, each of the Smith brothers is required to vote all of his Class A and Class B Common Stock in favor of the other Smith brothers to cause their election as directors. Consequently, each of the Smith brothers may be deemed to beneficially own the shares of common stock individually owned by the other Smith brothers. Nevertheless, each of the Smith brothers disclaims beneficial ownership of the shares owned by the other Smith brothers.

(b)
Percent of Class A Common Stock beneficially owned is the number of shares of Class A Common Stock beneficially owned divided by the sum of (i) number of shares of Class A Common Stock outstanding plus (ii) any Class B Common Stock individually held plus (iii) any options and stock-settled stock appreciation rights (SARs). The percentage of beneficial ownership assumes Class B Common Stock individually held plus any options and SARs are outstanding for the respective party, but not any other party.

(c)
Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share except for votes relating to “going private” and certain other transactions. The Class A Common Stock and the Class B Common Stock vote together as a single class except as otherwise may be required by Maryland law on all matters presented for a vote. Holders of Class B Common Stock may at any time convert their shares into the same number of shares of Class A Common Stock. This column sets forth the voting power each reporting person has on the matters on which shares of Class B Common Stock have ten votes per share, and the voting power the reporting persons as a group have on such matters.

(d)
Includes 6,911,072 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, including 3,255,000 shares held by irrevocable trusts established for the benefit of family members; 12,305 shares of Class A Common Stock held in the 401(k) Plan; 366,560 shares of Class A Common Stock held in irrevocable trusts or custodial accounts established by David D. Smith; 654,000 shares of Class A Common Stock held in trust for the David D. Smith Foundation; 162,553 shares in a limited liability company controlled by David D. Smith; 756,332 shares of Class A Common Stock; 346,938 shares of restricted Class A Common Stock; and shares of Class A Common Stock related to 2,243,330 outstanding SARs with exercise prices ranging from $11.68 to $28.20. The number of shares of Class A Common Stock issued is determined by dividing the amount from the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by the market share price on the date of exercise. There would have been 246,563 shares of Class A Common Stock issued, assuming that all of the outstanding SARs were exercised on March 13, 2020, based on the closing value of Class A Common Stock on March 13, 2020 of $16.15 and the underlying exercise prices of the SARs.

(e)
Includes 6,991,366 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, including 854,054 shares of Class B Common Stock held in irrevocable trusts established by J. Duncan Smith for the benefit of family members; 22,580 shares of Class A Common Stock held in custodial accounts established by J. Duncan Smith for the benefit of family members, of which he is the custodian; 185 shares of Class A Common Stock; and 11,387 shares of Class A Common Stock held in the 401(k) Plan.

(f)
Includes 6,331,804 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common stock, including 395,000 shares held in an irrevocable trust established by Robert E. Smith for the benefit of family members; 20,000 shares of Class A Common Stock; 4,000 shares of Class A Common Stock in a jointly held account with immediate family members; and 698 shares of Class A Common Stock held in the 401(k) Plan.

(g)
Includes 3,500,000 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock; 300,000 shares of Class A Common Stock held in irrevocable trusts established by Frederick G. Smith; 149,000 shares of Class A Common Stock; and 11,451 shares of Class A Common Stock held in the 401(k) Plan.

(h)
Includes 375,000 shares of Class A Common Stock underlying outstanding stock options, with exercise prices ranging from $27.36 to $33.85; 15,406 shares of Class A Common Stock held in a revocable trust; 1,226 shares of Class A Common Stock held in the 401(k) Plan; 285,199 shares of restricted Class A Common Stock; and shares of Class A Common Stock related to 1,113,298 outstanding SARs with exercise prices ranging from $28.20 to $33.80. The number of shares of Class A Common Stock that would be issued upon exercise of the SARs is determined by dividing the amount from the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by the market share price on the date of exercise. There would have been no shares of Class A Common Stock issued, assuming that all of the outstanding SARs were exercised on March 13, 2020, based on the closing value of Class A Common Stock on March 13, 2020 of $16.15 and the underlying exercise prices of the SARs. See Compensation Discussion and Analysis, Employment Agreements, for more information.

(i)
Includes 5,705 shares of Class A Common Stock held in the 401(k) Plan; 52,088 shares of restricted Class A Common Stock; shares of Class A Common Stock related to 95,745 outstanding SARs with an exercise price of $28.20 which have not yet vested; and 5,436 shares held in the Employee Stock Purchase Plan.

(j)	Steven M. Marks retired from the Company effective December 31, 2019.

(k)
As set forth in the Schedule 13G/A filed by FMR LLC with the SEC on February 7, 2020, FMR LLC is deemed to be the beneficial owner of 9,316,099 shares and has sole voting power with respect to 431,395 of those shares and sole dispositive power with respect to 9,316,099 of those shares. Abigail P. Johnson as a Director, the Chairman and the Chief Executive Officer of FMR LLC may be deemed to be the beneficial owner of 9,316,099 of the shares.

(l)
As set forth in the Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 12, 2020, The Vanguard Group, Inc. is deemed to be the beneficial owner of 6,675,393 shares and has sole voting power with respect to 36,879 of those shares, shared dispositive power with respect to 38,282 of those shares and sole dispositive power with respect to 6,637,111 of those shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 28,644 of the shares as a result of its serving as investment manager of collective trust accounts and directs the voting of these shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 17,873 of the shares as a result of its serving as investment manager of Australian investment offerings and directs the voting of these shares. Vanguard is an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Exchange Act.

(m)
As set forth in the Schedule 13G filed by BlackRock, Inc. with the SEC on February 7, 2020, BlackRock, Inc. is deemed to be the beneficial owner of 3,505,805 shares and has sole voting power with respect to 3,223,891 of those shares and sole dispositive power with respect to 3,505,805 of those shares.

(n)	Includes shares of Class A Common Stock that may be acquired upon the exercise of options and SARs.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES
Set forth below is certain information relating to our named directors and nominees, executive officers and certain key employees.

Name	Age	Title
Directors
David D. Smith	69	Executive Chairman, Chairman of the Board and Director
Frederick G. Smith	70	Vice President and Director
J. Duncan Smith	66	Vice President, Secretary and Director
Robert E. Smith	56	Director
Howard E. Friedman	54	Director
Daniel C. Keith	65	Director
Martin R. Leader	79	Director
Benson E. Legg	72	Director
Lawrence E. McCanna	76	Director

Executive Officers and Key Employees
Christopher S. Ripley	43	President, Chief Executive Officer
Lucy A. Rutishauser	55	Executive Vice President / Chief Financial Officer
Barry M. Faber	58	President / Distribution and Network Relations
Brian S. Bark	51	Senior Vice President / Chief Information Officer
David R. Bochenek	57	Senior Vice President / Chief Accounting Officer / Corporate Controller
Justin L. Bray	40	Vice President / Treasurer
William H. Chambers	53	Executive Vice President / Chief Operating Officer / Chief Financial Officer / Regional Sports Networks
David B. Gibber	38	Senior Vice President / General Counsel
Jeffrey E. Krolik	63	President / Regional Sports Networks
Delbert R. Parks, III	67	Executive Vice President / Chief Technology Officer
Scott H. Shapiro	44	Senior Vice President / Chief Development Officer
Kenneth A. Solomon	57	President / Tennis Channel Inc.
Donald H. Thompson	53	Executive Vice President / Chief Human Resources Officer
Robert D. Weisbord	57	President / Local News and Marketing Services

Members of the Board of Directors are elected for one-year terms and serve until their successors are duly elected and qualified. Executive officers are appointed by the Board of Directors annually to serve for one-year terms and serve until their successors are duly appointed and qualified.

Messrs. David D. Smith, J. Duncan Smith and Robert E. Smith and Dr. Frederick G. Smith are brothers and have entered into a stockholders' agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until December 31, 2025.

Profiles
David D. Smith has served as Executive Chairman since January 2017 and Chairman of the Board since September 1990. Until January 2017, Mr. Smith served as President and Chief Executive Officer since 1988. Mr. Smith founded Comark Communications, Inc., a company engaged in the manufacture of high-power transmitters for UHF television stations, and was an officer and director of Comark until 1986. He also was a principal in other television stations prior to serving as a General Manager of WPMY (formerly WCWB-TV) from 1984 until 1986. In 1986, Mr. Smith was instrumental in the formation of Sinclair Broadcast Group, Inc. Mr. Smith serves as a member of the Board of Directors of Atlantic Automotive Corporation, The Triscari Group, Inc., The American Flag Foundation, Inc., Cunningham Communications Inc., and Keyser Investment Group, Inc., partner of Gerstell Development, LP, and was a member of the Board of Managers of Alarm Funding Associates, LLC until it was sold in March 2017.

Based on Mr. Smith’s (i) more than thirty-five years of experience and expertise in the television broadcast industry, (ii) extensive industry knowledge and innovative thinking, (iii) understanding of the challenges, opportunities, and risks faced by us and the industry, and (iv) valuable, significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

Frederick G. Smith has served as Vice President of Sinclair since 1990 and Director since 1986. Prior to joining Sinclair in 1990, Dr. Smith was an oral and maxillofacial surgeon engaged in private practice and was employed by Frederick G. Smith, M.S., D.D.S., P.A., a professional corporation of which Dr. Smith was the sole officer, director and stockholder. Dr. Smith serves as a member of the Board of Directors or Trustees of the Freven Foundation, Gerstell Academy, University of Maryland at Baltimore Foundation, St. Joseph’s Hospital Foundation, Cunningham Communications Inc., and Keyser Investment Group, Inc., as well as partner of Gerstell Development, LP, and Beaver Dam, LLC.

Based on Dr. Smith’s (i) more than thirty years of experience in the television broadcast industry and (ii) valuable, significant shareholder perspective, the Board believes Dr. Smith has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Dr. Smith should continue to serve as a director for the Company.

J. Duncan Smith has served as Vice President, Secretary and as a Director of Sinclair since 1986. Prior to that, he built and operated the following television stations: WPMY (formerly WCWB-TV) in Pittsburgh, Pennsylvania; WTTE-TV in Columbus, Ohio; WIIB-TV in Bloomington, Indiana; and WTTA-TV in Tampa / St. Petersburg, Florida. In addition, Mr. Smith worked for Comark Communications, Inc., a company engaged in the manufacture of high-power transmitters for UHF television stations. Mr. Smith serves as a member of the Board of Directors of The High Rock Foundation, Cunningham Communications Inc., Keyser Investment Group, Inc., and The Boys’ Latin School of Maryland, as well as partner of Gerstell Development, LP and Beaver Dam, LLC.

Based on Mr. Smith’s (i) more than thirty-five years of experience in the television broadcast industry and (ii) valuable, significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

Robert E. Smith has served as a Director since 1986. He served as Vice President and Treasurer of Sinclair from 1988 to June 1998, at which time he resigned from his position as Vice President and Treasurer. In March 1997, Mr. Smith started RSMK LLC, a commercial real estate investment company. Prior to 1986, he assisted in the construction of several television stations including WTTE-TV in Columbus, Ohio and also worked for Comark Communications, Inc., a company engaged in the manufacture of high-power transmitters for UHF television stations. Mr. Smith serves as a member of the Board of Directors of Nextgen Foundation Charitable Trust, Gerstell Academy, Keyser Investment Group, Inc., Cunningham Communications, Inc., and Stages Music Arts, as well as partner of Gerstell Development LP, Beaver Dam LLC, and Laker Partners, LLC.

Based on Mr. Smith’s (i) more than thirty-five years of experience in the television broadcast industry and (ii) valuable, significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

Howard E. Friedman has served as Director since January 2015. He is the founding Partner of Lanx Management LLC, a hedge “fund of funds” as well as having been the Co-Founder, Publisher & CEO of Watermark Press, Inc. From 2006 to 2010, Mr. Friedman served as President and then Chairman of the Board of the American Israel Public Affairs Committee (AIPAC). In 2007 and in 2009, Washington Life Magazine listed Mr. Friedman as one of the 100 most powerful people in Washington D.C. From 2010 to 2012, he served as the President of the American Israel Educational Foundation, the charitable arm of AIPAC. He is the past Chair of the Board of The Associated: Jewish Community Federation of Baltimore. Mr. Friedman has served as President of the Baltimore Jewish Council and as President of JTA-The Global News Service of the Jewish People. He currently serves as the Chairman of the Board of the Union of Orthodox Jewish Congregations of America. In addition, Mr. Friedman serves on the boards of Touro College and University System, Talmudical Academy, and the Simon Wiesenthal Center.

Based on Mr. Friedman’s extensive skills in finance, management, and investment matters, the Board believes Mr. Friedman has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Friedman should continue to serve as a director for the Company.

Daniel C. Keith has served as a Director since May 2001. Mr. Keith is the President and Founder of the Cavanaugh Group, Inc., a Baltimore-based investment advisory firm founded in October 1995. Prior to establishing the Cavanaugh Group, Inc., Mr. Keith was Vice President, Senior Portfolio Manager, and Director of the Investment Management division of a local financial services company since 1985. During this time, he served as Chairman of the Investment Advisory Committee and was a member of the Board of Directors. Mr. Keith has been advising clients since 1979. He serves as a member of the Boards of Trustees of The High Rock Foundation.

Based on Mr. Keith’s extensive skills in finance, management, and investment matters, the Board believes Mr. Keith has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Keith should continue to serve as a director for the Company.

Martin R. Leader has served as a Director since May 2002. Mr. Leader is a retired partner of the law firm ShawPittman (now known as Pillsbury Winthrop Shaw Pittman LLP) in Washington, D.C. where he specialized in communications law matters. Prior to his service at ShawPittman, Mr. Leader was a senior partner with the law firm of Fisher Wayland Cooper Leader & Zaragoza in Washington, D.C. from 1973 to 1999. Mr. Leader was a member of the Board of Directors of Atlantic Automotive Corporation until February 2006. Mr. Leader has served on the staff of the Office of Opinions and Review of the Federal Communications Commission. He is a member of the District of Columbia Bar. Mr. Leader graduated from Tufts University and Vanderbilt University Law School.

Based on Mr. Leader’s (i) prior experience in communications law and (ii) insight on government relations particularly with the Federal Communications Commission, the Board believes Mr. Leader has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Leader should continue to serve as a director for the Company.

Hon. Benson E. Legg has served as a Director since January 2019. Judge Legg clerked for the honorable Frank A. Kaufman of the United States District Court for the District of Maryland from 1973 until 1974, after which he joined the law firm of Venable, Baetjer & Howard (now known as Venable LLP) in 1975. He became a partner of the firm in 1982 and remained in private practice until 1991 when he was confirmed as a Federal Judge. He was nominated to the Federal Court by President George H. W. Bush in September 1991 and was a member of the Court until he retired in February 2013. Judge Legg served as Chief Judge of the United States District Court for the District of Maryland from 2003 to 2010. Since retiring, Judge Legg has served as an arbitrator and mediator with JAMS, a global provider of dispute resolution services.

Based on Judge Legg’s prior experience as a practicing attorney and Judge for the United States District Court, coupled with his knowledge of federal law, the Board believes Judge Legg has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Judge Legg should continue to serve as a director for the Company.

Lawrence E. McCanna has served as a Director since July 1995. Mr. McCanna was a shareholder of the accounting firm of Gross, Mendelsohn & Associates, P.A. from 1972 and served as its managing director through June 30, 2009. On July 1, 2009, Mr. McCanna retired from full-time employment with the firm, liquidating his entire interest in Gross, Mendelson & Associates on that date. Mr. McCanna provides substantial value to the Board of Directors through his extensive accounting, finance, and management experience. He is an audit committee financial expert as defined by the SEC. Mr. McCanna has served on various committees of the Maryland Association of Certified Public Accountants and was Chairman of the Management of the Accounting Practice Committee. He is also a former member of the Management of an Accounting Practice Committee of the American Institute of Certified Public Accountants and a former member of the Board of Directors of Maryland Special Olympics and Mount St. Joseph High School.

Based on Mr. McCanna’s (i) extensive accounting, finance, and management experience and (ii) ability to serve as an audit committee financial expert as defined by the SEC, the Board believes Mr. McCanna has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. McCanna should continue to serve as a director for the Company.

Christopher S. Ripley has served as President & Chief Executive Officer since January 2017. From April 2014 to January 2017, he served as Chief Financial Officer. Prior to Sinclair, Mr. Ripley was a managing director at UBS Investment Bank’s Global Media Group and served as head of the Los Angeles office where he managed, advised and structured various financings and merger and acquisition transactions in the broadcast and entertainment sectors. Prior to UBS, Mr. Ripley was a principal in Prime Ventures and an analyst at Donaldson Lufkin & Jenrette.  Mr. Ripley graduated from the University of Western Ontario, Richard Ivey School of Business, with a Bachelor of Arts in Honors Business Administration. Mr. Ripley serves as an Investor Director of hibu.

Lucy A. Rutishauser has served as Executive Vice President / Chief Financial Officer since February 2020. She served as Senior Vice President / Chief Financial Officer from March 2018 until February 2020, as Senior Vice President / Chief Financial Officer / Treasurer from January 2017 to March 2018, as Senior Vice President / Corporate Finance / Treasurer from December 2013 to January 2017, as Vice President / Corporate Finance / Treasurer from November 2002 to December 2013, as Treasurer from March 2001 to November 2002, and as Assistant Treasurer from 1998 until March 2001. From 1996 to 1997, Ms. Rutishauser was the Assistant Treasurer for Treasure Chest Advertising Company. From 1992 to 1996, Ms. Rutishauser served as Assistant Treasurer and Director of Treasury for Integrated Health Services, Inc. From 1988 to 1992, Ms. Rutishauser held various treasury positions with Laura Ashley, Inc. and the Black and Decker Corporation. Ms. Rutishauser graduated magna cum laude from Towson University with a Bachelor of Science degree in Economics and Finance and received her M.B.A., with honors from the University of Baltimore. Ms. Rutishauser is a member of the National Institute of Investor Relations and the Association of Finance Professionals. Ms. Rutishauser is a member of the Board of Directors of Learning Undefeated (formerly MdBio Foundation), the Board of Managers of Triangle Sign & Service, LLC, and the Board of Directors of Cast.era.

Barry M. Faber has served as President, Distribution and Network Relations since April 2019. Prior to that, he served as Executive Vice President / General Counsel, Distribution and Network Relations from January 2017 to April 2019, as Executive Vice President / General Counsel from May 2008 to January 2017, as Vice President / General Counsel from August 1999 to May 2008, and as Associate General Counsel from 1996 to 1999. Prior to that time, he was associated with the law firm of Fried, Frank, Harris, Shriver, & Jacobson in Washington, D.C. Mr. Faber is a graduate of the University of Virginia and the University of Virginia School of Law.

Brian S. Bark has served as Senior Vice President / Chief Information Officer since February 2020. Prior to that, he served as Vice President / Chief Information officer from June 2018 to February 2020. Mr. Bark is an expert in designing and executing transformational enterprise information strategies and innovation that drive business growth. Prior to joining Sinclair, he most recently served as Chief Business and Innovation Strategist, Office of the CTO, at Hewlett Packard Enterprise and held multiple CIO and Executive leadership positions over fifteen years at the Smiths Group, Plc. His diverse industry background includes wireless telecommunications, defense, medical devices, and energy services. Mr. Bark holds a Master of Science in Information Systems degree from UMBC and a Bachelor of Arts in Communications degree from North Carolina State University.

David R. Bochenek has served as Senior Vice President / Chief Accounting Officer / Corporate Controller since March 2018. Prior to that, he served as Senior Vice President / Chief Accounting Officer from December 2013 to February 2018. He served as Vice President / Chief Accounting Officer from May 2005 to December 2013 and Chief Accounting Officer from November 2002 to April 2005. Mr. Bochenek joined Sinclair in March 2000 as the Corporate Controller. Prior to joining Sinclair, Mr. Bochenek was Vice President, Corporate Controller for Prime Retail, Inc. from 1993 until 2000. From 1990 to 1993, Mr. Bochenek served as Assistant Vice President for MNC Financial, Inc. and prior to that held various positions in the audit department of Ernst & Young, LLP. Mr. Bochenek received his Bachelor of Business Administration in Accounting and Master of Science in Finance from Loyola University, Maryland. Mr. Bochenek is a Certified Public Accountant and is Secretary and a member of the board for Media Financial Management Association (MFM).

Justin L. Bray has served as Vice President / Treasurer since March 2018. Prior to that, he served as Vice President / Corporate Controller from 2014 to March 2018. He served as Corporate Controller from September 2011 to 2014. Prior to joining Sinclair, he held various positions, most recently as Senior Manager from 2008 to 2011 within the audit department of PwC. Mr. Bray received his Bachelor of Business Administration degree in Accounting and Master of Business Administration degree from Loyola University Maryland. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants.

William H. Chambers has served as Executive Vice President / Chief Operating Officer / Chief Financial Officer / Regional Sports Networks since August 2019. Prior to that, he was Executive Vice President, Finance of Fox Sports Media Group from 2015 to 2019 and Senior Vice President of Fox Sports Media Group from 2009 to 2015. Prior to his time at Fox Sport Media Group, he held positions at Aramark and Price Waterhouse. He is a graduate of Southern Methodist University.

David B. Gibber has served as Senior Vice President / General Counsel since April 2019. Prior to that, from October 2011 to April 2019, he served as Vice President / Deputy General Counsel, Deputy General Counsel / Director of Legal Services, and Legal Counsel. Prior to joining Sinclair, he was associated with Gordon Feinblatt, LLC in Baltimore, Maryland. Mr. Gibber received his J.D. degree from the University of Maryland School of Law, where he graduated magna cum laude, Order of the Coif.

Jeffrey E. Krolik has served as President / Regional Sports Networks since August 2019. Prior to that, he was President of the FOX RSN Group from 2013 to 2019 and Executive Vice President of the FOX RSN group from 2007 to 2013. He served as Senior Vice President and General Manager of FOX Sports Bay Area from 1995 to 2007 and, prior to that, held various sales and marketing positions at HBO, finally as Vice President of HBO International. He is a graduate of Dartmouth College.

Delbert R. Parks, III has served as Executive Vice President / Chief Technology Officer since February 2020. Prior to that, he served as Senior Vice President / Chief Technology Officer of Sinclair Television Group, Inc. from November 2014 to February 2020, as Senior Vice President / Operations and Engineering from December 2013 to November 2014, and as Vice President / Engineering and Operations from 1996 to December 2013.  From 1985 to 1996, he was Director of Operations and Engineering for WBFF-TV in Baltimore, Maryland.  He has held various operations and engineering positions with us for the last 46 years.  He is responsible for planning, organizing, and implementing operational and engineering policies and strategies as they relate to technical infrastructure, media operations, engineering, advertising technology, digital technology and facilities.  Mr. Parks is a SMPTE (Society of Motion Picture and Television Engineers) Fellow and is a member of the Society of Broadcast Engineers.  He is on the Board of Directors of the Baltimore Area Council of the Boy Scouts of America.  Mr. Parks is also a retired Army Lieutenant Colonel who held various commands during his 26-year reserve career.

Scott H. Shapiro has served as Senior Vice President / Chief Development Officer since February 2020. Prior to that, he served as Senior Vice President / Corporate Development from 2019 to February 2020, Vice President / Corporate Development from 2016 to 2019, Senior Director / Corporate Development from 2015 to 2016, Finance Director from 2013 to 2015, and Finance Manager / Special Projects from 2011 to 2013. Prior to joining Sinclair, Mr. Shapiro worked in Institutional Equity Research at Morgan Stanley from 2007 to 2011, was Co-founder and Managing Partner of Proprietary Research, LLC from 2006 to 2007, and, prior to that, worked in Institutional Equity Research at Prudential Equity Group and in the audit and tax departments at both KPMG LLP and PwC. Mr. Shapiro is on the boards of Stadium, Marquee Sports Network, ZypMedia, YES Network, and Scorestream Inc. Mr. Shapiro holds a Bachelor of Arts degree in History from the University of Rochester and a Master of Business Administration degree from the University of Virginia's Darden School of Business.

Kenneth A. Solomon has served as President / Tennis Channel Inc. since the Company's acquisition in March 2016, and prior since April 2005 he served as Chairman/CEO.  Immediately preceding, Mr. Solomon was founding President of the Fine Living Network for EW Scripps and SVP of Scripps Networks (Food, HGTV and DIY). He was a formative head of DreamWorks SKG Television and founding President of digital broadcast data-caster iBlast, Inc.,  after serving as President of Universal Studios Television, leading broadcast and cable network and scripted syndication production, marketing and business operations.  Earlier he was EVP - Network Distribution for Fox Broadcasting Co and co-launched the FX Network. He began at Fox in TV syndication as EVP & General Sales Manager for 20th Television after managing the Eastern Region’s sales efforts at The Walt Disney Co.’s reinvigorated Buena Vista TV as Vice President,  and earlier at Paramount Domestic Television as intern through Eastern Divisional Manager.  Mr. Solomon serves as Chairman of Ovation TV and is a director of LiveXLive - the music streaming platform. He holds a Bachelor of Arts degree in Sociology from the University of California, Los Angeles.

Donald H. Thompson has served as Executive Vice President / Chief Human Resources Officer since February 2020. Prior to that, he served as Senior Vice President / Human Resources from December 2013 to February 2020, as Vice President / Human Resources from November 1999 to December 2013, and as Director of Human Resources from September 1996 to November 1999. Prior to joining Sinclair, Mr. Thompson was a Human Resources Manager for NASA at the Goddard Space Flight Center near Washington, D.C. Mr. Thompson holds a Bachelor of Psychology degree and a Certificate in Personnel and Industrial Relations from University of Maryland, and an MS in Business / Human Resource & Behavioral Management and a Master of Business Administration degree from Johns Hopkins University. Mr. Thompson is a member of the Society for Human Resource Management.

Robert D. Weisbord has served as President / Local News and Marketing since January 2020. Prior to that, he served as Senior Vice President / Chief Revenue Officer from December 2017 to January 2020, as Chief Operating Officer of Sinclair Digital Group from January 2014 to December 2017, as Vice President / New Media from June 2010 to January 2014, and as Director of Digital Interactive Marketing from 2008 to June 2010. From 1997 to 2008, he served in various management positions for the Company including Regional Group Manager, General Manager for the Company’s Las Vegas duopoly of KVMY-TV and KVCW-TV, and Director of Sales. Prior to that, and from 1993, he was National Sales Manager for WTVT-TV in Tampa, Florida. Mr. Weisbord began his broadcasting career in the radio industry with Family Group Broadcasting in 1985. Mr. Weisbord holds a Bachelor of Science degree in Business Management and a Master of Business Administration degree from the University of Tampa.

CORPORATE GOVERNANCE
Board of Directors and Committees. In 2019, the Board of Directors held a total of twelve meetings. All directors, with the exception of Mr. Robert E. Smith, attended the Annual Meeting held on June 6, 2019 and at least 75% of the meetings of the Board of Directors. All directors attended 100% of all meetings of the committees of the Board of Directors on which they served. It is the Board’s policy that the directors should attend our annual meeting of shareholders, absent exceptional cause.
The committees of the Board of Directors include an Audit Committee and a Compensation Committee and from time to time special committees formed by the Board of Directors as may be necessary.

Board Leadership Structure and Risk Oversight. The Board of Director's leadership structure is designed to promote efficient communication between management and the Board of Directors as well as between the various board committees and the Board of Directors while monitoring effective independent board oversight over the Executive Chairman, Chief Executive Officer and the Company’s risks. David D. Smith served as both the Chairman of the Board of Directors and Executive Chairman during 2019. Mr. Smith’s performance is reviewed annually by the Compensation Committee, which reports results to the Board of Directors. Christopher S. Ripley served as the Chief Executive Officer during 2019. Mr. Ripley’s performance is reviewed annually by the Board of Directors. The Compensation Committee consists of four directors, all of whom are independent pursuant to the Nasdaq Stock Market rules (the Nasdaq listing requirements). The Board of Directors appoints an independent director to preside over special committee meetings; however, no lead independent director of the Board of Directors exists. The Company deems this leadership structure appropriate for our Controlled Company (see Controlled Company Determination below). The Board of Directors does not have a prescribed policy on whether the roles of the Chairman of the Board of Directors and Chief Executive Officer should be separate or combined, but recognizes the value to the Company of the separation of these positions. While the Company’s management is charged with managing the Company’s day-to-day risks, the Company’s financial risk oversight is primarily conducted by the Audit Committee, which consists entirely of independent directors for purposes of Nasdaq listing requirements and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act). The Audit Committee reports financial risk oversight matters to the Board of Directors based on committee assessments and periodic reports from management. The Compensation Committee provides risk oversight concerning our compensation policies and practices. The Board of Directors, with the assistance of management, is responsible for all other risk oversight measures.

Risk Assessment of Compensation Policies and Practices. The Company does not pay a significant amount of incentive compensation to employees with the ability to take significant risks which could have a material adverse effect on the Company.  Incentive compensation is primarily paid to sales personnel who are not executive officers of the Company and do not have the ability or authority to engage in significant risk-taking activity.  While we pay incentive compensation to certain of our executive officers, it is not significant to the Company as a whole and we believe it is designed to minimize unnecessary risk taking by aligning each executive’s interests with those of our shareholders and by emphasizing long-term performance rather than promoting short-term risk taking at the expense of long-term returns.  Our sales personnel and executive officers are incentivized to generate revenues and cannot participate in material speculative transactions or put material amounts of capital at risk without Board approval. As a result, the Company’s management, in consultation with the Company’s Compensation Committee, determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Controlled Company Determination. Our Board has determined that we are a “Controlled Company” for purposes of the Nasdaq listing requirements. A “Controlled Company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. Certain Nasdaq listing requirements do not apply to a “Controlled Company,” including requirements that: (1) a majority of its board of directors must be comprised of “independent” directors as defined in the Nasdaq listing requirements; and (2) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present. Our Board of Directors has determined that we are a “Controlled Company” based on the fact that the Smith brothers hold more than 50% of our voting power and are parties to a stockholders’ agreement that obligates them to vote for each other as candidates for election to the Board of Directors. The Smith brothers have been our executive officers and/or directors at all times since we became a publicly traded company in 1995. Currently, David D. Smith, Frederick G. Smith, and J. Duncan Smith are executive officers and directors and Robert E. Smith is a director.

Director Independence. The Board has determined that Messrs. McCanna, Keith, Leader, Legg, and Friedman have no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that they otherwise meet the independence criteria under the Nasdaq listing requirements. The Board has also determined that Messrs. McCanna, Keith, and Leader satisfy the additional independence requirements of Rule 10A-3 under the Exchange Act, enabling them to serve on the Audit Committee.

Audit Committee. The members of the Audit Committee are Messrs. McCanna, Keith, and Leader. The Audit Committee is governed by a written charter approved by the Board of Directors and available on our website at www.sbgi.net. The Audit Committee formally met six times during the year ended December 31, 2019.

The Board of Directors has determined that all audit committee members are financially literate under the Nasdaq listing requirements and that Lawrence E. McCanna qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Exchange Act.

The Nasdaq listing requirements require that audit committees have at least three directors and that all directors be independent, as defined in the Nasdaq listing requirements and Rule 10A-3 under the Exchange Act. The Board has determined that Messrs. McCanna, Keith, and Leader meet the independence criteria established in the Nasdaq listing requirements and the Exchange Act.

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of Sinclair including compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of Sinclair’s internal control function. The Audit Committee is responsible for the appointment of Sinclair’s independent auditors, whose appointment may be ratified by the shareholders. The Audit Committee oversees our internal controls and risk management policies and meets with our independent auditor and management regarding our internal controls and other matters. The Audit Committee is responsible for reviewing compliance with Sinclair’s ethics policy and has established procedures for the receipt, retention, and treatment of complaints received by Sinclair regarding accounting controls or auditing matters and the confidential, anonymous submission by Sinclair’s employees of concerns regarding questionable accounting or auditing matters. The Audit Committee is also responsible for approving or ratifying related person transactions pursuant to Sinclair’s related person transaction policy. This policy is described in this proxy statement under the caption Related Person Transactions.

Compensation Committee. Nasdaq listing requirements require that compensation of executive officers be determined, or recommended to the Board of Directors for determination, either by a majority of the independent directors or a compensation committee comprised solely of independent directors. As a “Controlled Company,” we are not subject to this listing requirement. However, the Compensation Committee during 2019 and as of today consists entirely of Messrs. Keith, Friedman, McCanna, and Leader, all of whom meet the independence criteria established by the Nasdaq listing requirements. These independent directors also meet the criteria to be outside directors under Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”). Although the Compensation Committee does not have a written charter, the Compensation Committee is charged with the responsibility for setting executive compensation, reviewing certain compensation programs, administering our equity incentive plans, recommending for inclusion in this proxy statement the Compensation Discussion and Analysis which is included in this proxy statement, preparing the compensation committee report required by SEC rules which is included in this proxy statement, and making other recommendations to the Board of Directors. The Compensation Committee formally met six times during the year ended December 31, 2019.

Each year, the Compensation Committee reviews the prior performance of each named executive officer, reviews the effectiveness of past compensation objectives, and approves the compensation policies and plans for the next fiscal year. The Compensation Committee assesses each named executive officer’s operational abilities, leadership skills, and potential to contribute to long-term shareholder value. The Compensation Committee provides risk oversight concerning our compensation policies and practices for executive officers. The Compensation Committee may form and delegate its authority to subcommittees when appropriate. Executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan. At times, the Compensation Committee may specifically request meetings with executive officers to gain a full understanding and exploration of assessed attributes. Our Executive Chairman, David D. Smith, and our CEO, Christopher S. Ripley, consult with the Compensation Committee on appropriate compensation for executive officers. In addition, our Executive Vice President / Chief Human Resources Officer, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations.

Director Nominations. The Board does not have a standing nominating committee and there is no formal nominating committee charter, although the Board has adopted a resolution addressing the director nominations process. Instead, the directors who are determined to be “independent” under the Nasdaq listing requirements perform the functions of a nominating committee. The Board believes it is appropriate not to maintain a standing nominating committee primarily because the relatively small number of independent directors on the Board makes it unnecessary to separate the nominating function into a committee structure.

Our independent directors are primarily responsible for identifying and recommending nominees to the Board of Directors for approval of membership on the Board. The independent directors’ primary responsibilities in recommending nominees are to: (1) establish criteria for the selection of new directors to become members of the Board, which criteria shall be approved by the Board; (2) lead the search for and identify individuals qualified to become members of the Board and conduct the necessary and appropriate inquiries into the backgrounds and qualifications of possible nominees; (3) consider questions of independence and possible conflicts of interest of members of the Board and executive officers, and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interest of all shareholders; (4) consider recommendations for director nominees from current directors and executive officers, shareholders and other parties they deem appropriate; (5) have the authority to retain and terminate a search firm to identify director candidates at our expense; (6) determine each proposed nominee’s qualifications for service on the Board; (7) consult with the Executive Chairman and Chairman of the Board during the process of identifying director nominees; and (8) identify and recommend annually, or as vacancies or newly created positions occur, director nominees for approval by the Board of Directors. Further, while the Board has no formal diversity policy, the independent directors regularly review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes, diverse perspectives, and personal and professional backgrounds for service as one of our directors.

The nominating committee has not established an exhaustive list of specific minimum qualifications for board members, however, desired personal qualifications and attributes of directors include a commitment to representing the long-term interests of shareholders; industry knowledge; an inquisitive and objective perspective; the willingness to take appropriate risks; leadership ability; personal and professional ethics, integrity, and values; practical wisdom and sound judgment; and business and professional experience in fields such as operations, technology, finance/accounting, product development, intellectual property, law, multimedia entertainment, and marketing.

The independent directors will consider nominees proposed by shareholders. Although there is no formal policy regarding shareholder nominees, the Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on an assessment of the individual’s background, skills, and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time. To recommend a prospective nominee for consideration, shareholders should submit the candidate’s name, contact information, biographical material, and qualifications in writing to Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. For more information regarding nominating a director, see Shareholder Proposals.

Special Committee. From time to time special committees are formed by the Board of Directors as may be necessary. During the year ended December 31, 2018, the Board of Directors formed a special litigation committee as discussed in our 2018 Annual Report on Form 10-K.  The Special Litigation Committee is comprised of independent directors Martin R. Leader, Larry E. McCanna, and the Honorable Benson Everett Legg, with Martin R. Leader as its designated Chair. The Special Litigation Committee formally met thirteen times during the year ended December 31, 2019.

Interested Party Communication with the Board. Shareholders and other parties interested in communicating directly with the Board, any Board committee, or any Director may do so by writing to Sinclair Board of Directors, c/o Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. Under the process adopted by the Board, letters we receive that are addressed to members of the Board are reviewed by our Corporate Secretary who will regularly forward a summary and copies of all such correspondence to the Board.

Concerns relating to accounting, internal controls, or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. Shareholder communications that constitute advertising or promotion of a product or service or relate to improper or irrelevant topics will not be forwarded to the Board, any board committee or any director.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee are Messrs. Keith, Friedman, Leader, and McCanna. None of the members of our Compensation Committee at any time has been one of our officers or employees.

The following executive officers are directors of other entities that have a director or executive officer who is on our Board of Directors. David D. Smith, Frederick G. Smith, and J. Duncan Smith, all of whom are executive officers and on our Board of Directors, are directors and/or executive officers of other various companies controlled by them, including Cunningham Communications, Inc., Keyser Investment Group, Inc., and Gerstell Development, LP. Frederick G. Smith and J. Duncan Smith also control Beaver Dam, LLC along with Robert E. Smith. Lucy A. Rutishauser is an executive officer of Sinclair and a member of the Board of Managers of Triangle and the Board of Directors of Cast.era. See Related Person Transactions for additional information regarding the previously mentioned executive officers and directors.

During 2019, none of the named executive officers participated in any final deliberations of our Compensation Committee relating to compensation of the named executive officers.

Corporate Culture. Sinclair is committed to maintaining a safe, ethical, and harassment free workplace. We recognize that our success as a team, and in our communications with one another, is grounded in our ability to trust team members to be fully engaged and to do the right thing. We support trusting relationships by offering clear guidance, structure, resources, and accountability. To this end, we maintain governance policies that apply to all of our directors, officers, and employees, including a code of business conduct and ethics, employee safety program, and no harassment and open door policies. These policies are intended to help identify, provide mechanisms for reporting, and provide a framework for solving potential issues. These policies are reviewed and updated by the Company, together with the Board, as the needs of the Company grow and change and upon stakeholder feedback and changes in applicable laws, regulations, and stock exchange requirements.

Sinclair maintains and continuously enhances affordable health care and recently increased the 401k Company match for all employees, reduced the waiting period for benefits to begin for new employees, and improved paid time off benefits. Sinclair continuously works to improve its practices, policies and benefits to make meaningful impacts on our employees professional and personal lives. In 2019, we increased the Company's minimum hourly wage to $15 for all applicable employees, including all employees whose minimum wage was previously tied to state and federal mandates. In response to the novel coronavirus pandemic (COVID-19), we established a multimillion-dollar emergency fund to provide support to our regional sports network freelancers, as the pandemic has indefinitely halted the production of live sports, depriving these freelancers of work. We have also expanded the use of sick leave to allow for when employees cannot work due to child or dependent care issues, and will allow eligible employees to cash out up to 40 vacation hours to assist with family hardships.

Social and Environmental Responsibility. As a local news broadcaster, we believe it is our responsibility to provide critical and relevant information to our viewers, including crucial news updates during potentially life-threatening situations when our viewers need them most. During 2019, our stations received 386 journalism awards, including 30 regional and 4 national Edward R. Murrow Awards which are awarded to recognize local and national news stories that uphold ethics, demonstrate technical expertise, and exemplify the importance and impact of journalism as a service to the community. We also received 95 regional Emmy Awards and a national investigative reporting award from the Investigative Reporters and Editors Inc. In April, 2020, we launched COVID-19 News, a channel singularly focused on the global pandemic. It provides viewers with live feeds of important news events, including national and local daily press conferences and other critical updates on the crisis.

We believe it is our responsibility to get involved in our local communities. During 2019, we held "day of giving" events, in partnership with the Salvation Army, raising approximately $185,000, including Sinclair's own donations of $50,000, for survivors of severe weather in our viewing areas. Our partnership with the Salvation Army will continue into 2020 with events to raise funds for survivors of severe weather in our viewing areas and to raise funds for those in need due to the novel coronavirus (COVID-19) pandemic. Our stations and regional sports networks also sponsor countless philanthropic campaigns and events such as health expos in their local markets and contribute to local charities. We encourage not only our stations and regional sports networks, but also our employees to engage in the communities in which we serve and live. In 2020, we will hold our first annual Company-wide Sinclair Cares Day of Service. On this day, all employees will have the option of volunteering their time in support of a non-profit organization in their market/city.

In 2016, we established the Sinclair Diversity Scholarship Fund to provide support to college students interested in broadcasting, journalism, and marketing. Since launching, Sinclair has distributed over $148,000 to students from underrepresented minority groups who need financial assistance to complete their education.

We also contribute positively to environmental sustainability. Our business primarily relates to providing content to consumers digitally, which has minimal environmental impact. We also produce high quality news to increase our viewers' general awareness of environmental issues and programs by providing them information on how they can participate in improving environmental sustainability. Additionally, our corporate offices and stations participate in other sustainability initiatives, such as recycling paper products whenever possible.

DIRECTOR COMPENSATION FOR 2019
The following table sets forth certain information regarding compensation for services rendered by our non-employee directors during the year ended December 31, 2019.

Name (a)	Fees Earned or Paid in Cash	Stock Awards (b)	All Other Compensation		Total
Robert E. Smith	$47,000	$213,500	$—	(c)	$260,500
Howard E. Friedman	66,000	213,500	—		279,500
Daniel C. Keith	89,000	213,500	—		302,500
Martin R. Leader	128,000	213,500	—		341,500
Benson E. Legg	89,500	213,500			303,000
Lawrence E. McCanna	123,000	213,500	—		336,500

(a)
Compensation for David D. Smith, our Chairman of the Board and Executive Chairman, is reported in the Summary Compensation Table included in this proxy statement. Frederick G. Smith and J. Duncan Smith are omitted from this table, as they serve as executive officers, but are not named executive officers and do not receive additional compensation for services provided as directors.

(b)
On the date of our annual meeting, each non-employee director received a grant of 4,000 shares of Class A Common Stock pursuant to the 1996 Long-Term Incentive Plan for services rendered during the preceding year. The amount presented represents the grant date fair value of the stock award computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.

(c)
Robert E. Smith is a participant in our company sponsored health care plan. Mr. Smith pays standard premiums pursuant to the plan; however, unlike a typical company participant, he is required to reimburse the Company for any health care costs in excess of $350,000. During 2019, Mr. Smith’s health care costs did not exceed $350,000, nor did they exceed the premiums he paid; therefore, we did not have to pay for any costs during the year.

Non-employee directors receive $35,000 for their services as a director. The Audit Committee Chairman receives an additional $7,500 annually, the Compensation Committee Chairman receives an additional $6,000 annually, and the Special Litigation Committee Chairman receives an additional $12,500 annually. Non-employee directors also receive $2,000 for each Board of Directors meeting attended, $2,500 for each Audit Committee meeting attended, $1,500 for each Compensation Committee meeting attended, and $2,500 for each Special Litigation Committee meeting attended. We reimburse our directors for any business-related travel expenses. Additionally, each non-employee director is granted unrestricted shares of Class A Common Stock upon election to the Board on the date of our annual meeting of shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction. In this section, we discuss certain aspects of our compensation program as it pertains to our Executive Chairman, President and Chief Executive Officer (CEO), Executive Vice President / Chief Financial Officer (CFO), President /Distribution and Network Relations, and former Executive Vice President / Chief Operating Officer in 2019. These individuals represent our principal executive officer, our principal financial officer, and our next three most highly compensated executive officers during 2019. We refer to these five persons throughout this proxy statement as the “named executive officers.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.
We believe that the performance of each of the named executive officers has the potential to impact both our short-term and long-term profitability. Our Board of Directors has established a Compensation Committee that is responsible for establishing and administering our named executive officers’ and other key employees’ compensation. The Compensation Committee consists of four non-employee directors, all of whom are independent under the Nasdaq listing requirements.

General Philosophy, Objectives and Design. We believe that our people are our most valuable resource and that the dedication and quality of our named executive officers are vital to the long-term interests of our shareholders. We have established a compensation program for our executive officers that is competitive and designed to support our strategic goals. The primary objectives of our compensation program are to attract and retain the best available people while efficiently utilizing available resources, to enhance the executive officers’ overall performance, to align the long-term interests of our executive officers with those of our shareholders, to improve our overall business performance and to reward individual performance. This is accomplished through a combination of base salary, long-term incentive compensation, and cash bonus designed to be competitive with comparable employers in the television broadcast industry. The Compensation Committee considers both the Company’s overall performance and the individual’s performance when setting compensation levels. However, there are no set guidelines or policies outlining the weight of each, as the Compensation Committee assesses each factor at its discretion.

Shareholder Say on Pay Considerations. We provide our stockholders with the opportunity to cast an advisory vote every three years to approve our executive compensation (also known as “Say on Pay”).  In 2017, approximately 96% of our shareholders that voted approved our executive compensation.  Our Board and our Compensation Committee considered the strong voting results as a shareholder endorsement of our executive compensation policies and practices, and we intend to continue to emphasize our pay-for-performance compensation philosophy that aligns long-term interests of our executives with those of our shareholders.  In addition, at our 2017 annual meeting of stockholders, our stockholders recommended a triennial stockholder vote on executive compensation. The Board agreed with that recommendation and, consequently, we will hold a triennial stockholder advisory vote on the compensation of our named executive officers with the next vote at this year's annual meeting of stockholders. See Proposal 3: A Non-Binding Advisory Vote On Our Executive Compensation above.

Compensation Process. Each year, the Compensation Committee reviews the prior performance of each executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year. The Compensation Committee assesses each executive officer’s operational abilities, leadership skills, and potential to contribute to long-term shareholder value. Executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan. At times, the Compensation Committee may specifically request meetings with executive officers to gain a full understanding and exploration of assessed attributes. Messrs. Smith and Ripley consult with the Compensation Committee on appropriate compensation for executive officers other than themselves. In addition, our Executive Vice President / Chief Human Resources Officer, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations. In determining the amount of executive officer compensation each year, the Compensation Committee reviews competitive market data from the broadcast and media industry as well as other similarly sized companies comparable to us, including those companies we have determined to be in our peer group. During 2019, the Compensation Committee engaged Frederic W. Cook & Co, Inc. (FW Cook) to benchmark executive officer compensation against competitive market data in our peer group. When determining the levels of base salary, cash bonuses, and equity awards of our executive officers, our Compensation Committee uses market and benchmark data in combination with an analysis of other factors including company and individual performance and executive officer responsibilities.

The peer group is made up of a mix of media companies with revenues and market capitalization both great and less than that of the Company to ensure that our compensation practices are reasonable in light of both industry trends and the size of the Company. For 2019, the Compensation Committee determined that our peer group consisted of the following companies in our industry:

- AMC Networks Inc.	- Entravision Communications Corp.	- Meredith Corporation
- CBS Corp.	- Fox Corp.	- Nexstar Media Group, Inc.
- Cumulus Media, Inc.	- Gray Television, Inc.	- Tegna, Inc.
- Discovery Inc.	- IAC/Interactive Corp	- The New York Times Company
- E.W. Scripps	- iHeartMedia Inc.	- Tribune Media

In addition, the Compensation Committee considers information from salary surveys to evaluate compensation for similar positions taking into account geographic location and the companies’ revenue size. These surveys included Salary.com / CompAnalyst / Kenexa, Towers Watson, and Mercer reports. While we review these surveys, we do not formally engage these firms as outside consultants.

All final compensation decisions regarding executive officers are made by the Compensation Committee, which is comprised of independent directors.

Primary Elements of Compensation. We provide a competitive mix of compensation elements that align executive officer compensation with shareholder value. Our compensation program includes both short and long-term compensation in the form of base salary, long-term incentive compensation and cash bonus as discussed below. We believe that these compensation components provide an appropriate mix of fixed and variable pay, balance short-term operational performance with long-term shareholder value and encourage executive recruitment and retention, which aligns with our compensation philosophy and objectives.

Base Salary. Base salaries are not objectively determined, but instead reflect levels that we concluded were appropriate based upon our general experience. Base salary is designed to provide competitive levels of compensation to our executive officers based upon their experience, professional status, accomplishments, duties, and scope of responsibility. As noted above under Compensation Process, also taken into consideration when establishing base salaries are salaries paid by our competitors for similar positions within the television broadcast industry, as well as salaries paid by companies outside of our industry for comparable positions. In addition to market comparisons, the Compensation Committee considers individual performance when determining base salary.

Long-Term Incentive Compensation. Our compensation program includes long-term incentive compensation, paid in the form of restricted stock awards, stock-settled appreciation rights (SARs), stock options, and other long-term incentive cash bonuses including a Special Longevity Bonus payable to certain executive officers pursuant to their respective employment agreements (see Employment Agreements below). We have elected to pay long-term incentive compensation in order to provide an incentive for our executive officers to provide strong returns to our shareholders, to better align the interests of our executive officers with those of our shareholders, to continue long-term leadership in the service of the Company and to ensure a competitive compensation program given the market prevalence of equity compensation.

Our restricted Class A Common Stock awards are granted pursuant to the Company’s 1996 Long-Term Incentive Plan (the LTIP) and vest over two years if the executive officer is employed by or retires from the Company. Shares immediately vest upon termination in the event of death or disability, termination by the Company without cause, termination by the executive officer for good reason, or a change in control.

SARs granted pursuant to the LTIP have a 10-year term and are fully vested upon grant, vest over two years, or vest over four years. Upon exercise of SARs, the holder would receive a number of shares of Class A Common Stock, equal in value to the difference between the SARs’ base value (which is equal to the fair value of the Class A Common Stock on the date of grant) and the per share closing price of the Company’s Class A Common Stock on the date of exercise for the number of SARs being exercised.

Stock options granted pursuant to the LTIP have a 10-year term, have exercise prices equal to the fair value of the Class A Common Stock on the date of grant, and may or may not have certain vesting conditions.

When granting equity awards, consideration is given to company and employee performance, but awards are made at the discretion of the Compensation Committee under no objective guidelines, with the exception of awards pursuant to employment agreements. Grants of equity awards are valued only at the closing price of our stock on the date of grant. We endeavor to make grants of equity awards at times when they will not be influenced by scheduled releases of information or while we otherwise do not possess material, non-public information, but we have no formal policy as to the timing of equity grants.

Certain executive officers are entitled to a Special Longevity Bonus, as defined in their respective employment agreements, providing for a single lump sum cash payment due to the executive officer at a specified future date. These Special Longevity Bonuses are time-based awards requiring the executive officer to remain employed by the Company for the term of the award. Additionally, Mr. Faber’s employment provides that he has the right to earn an annual bonus in 2019 and 2020, in the form of restricted stock, as well as the Marquee Bonus (see Employment Agreements below).

Cash Bonus. Our compensation philosophy is to primarily award cash bonuses to those that have a direct influence on our ongoing revenue and television operating performance. Based on this criteria, in early 2019, the Compensation Committee determined that Mr. Ripley, our President and Chief Executive Officer; Ms. Rutishauser, our Executive Vice President and Chief Financial Officer; Mr. Smith, who oversees the development, implementation, and globalization of NEXTGEN TV (formerly ATSC 3.0), expansion of our news franchise, and public policy as it relates to the broadcast industry; and Mr. Marks, our former Executive Vice President and Chief Operating Officer, would each be eligible to receive a performance-based cash bonus for 2019 performance. The purpose of Messrs. Ripley, Smith and Marks' and Ms. Rutishauser's cash bonus is to promote the attainment of specific financial goals and reward achievement of those goals. We favor an objective approach when measuring the cash bonus. The Compensation Committee determines at its discretion the maximum bonus amounts paid.

For 2019, Mr. Ripley's and Mr. Smith's cash bonus consisted of two components, a quarterly cash bonus and an annual cash bonus. Messrs. Ripley and Smith were each eligible for maximum bonus amounts of $325,125 per quarterly period and for a maximum annual bonus of $650,250, dependent on the generation of certain earnings before interest, taxes, depreciation, and amortization (EBITDA) targets. Quarterly bonuses were earned pro rata from zero starting at 92% to 100%. Messrs. Ripley and Smith were eligible to receive the maximum amount of the available quarterly bonus payments for the year when 100% of the annual targeted EBITDA was met even though on a quarterly basis the quarterly targeted EBITDA was not met. Annual bonuses were earned pro rata from zero starting at 100% to 108%. For 2019, Messrs. Ripley and Smith's targeted EBITDA for the first, second, third, and fourth quarters of 2019 was $139.4 million, $168.8 million, $179.3 million, and $235.2 million, respectively, and for the full year 2019 was $722.7 million. During the first, second, third, and fourth quarters of 2019, 117.8%, 106.9%, 111.7%, and 107.5%, respectively, of the targeted quarterly EBITDA was achieved and Messrs. Ripley and Smith were each paid $325,125 in each quarter. During the full year 2019, 112.5% of the targeted annual EBITDA was achieved and Messrs. Ripley and Smith were each paid $650,250. In addition, for 2019, Mr. Ripley was awarded a $2.0 million discretionary bonus, as determined by the Compensation Committee.

For 2019, Ms. Rutishauser's cash bonus consisted of a quarterly cash bonus. Ms. Rutishauser was eligible for maximum bonus amounts of $75,000 per quarterly period, dependent on the generation of certain EBITDA targets. Quarterly bonuses were earned pro rata from zero starting at 92% to 100%. Ms. Rutishauser was eligible to receive the maximum amount of the available quarterly bonus payments for the year when 100% of the annual targeted EBITDA was met even though on a quarterly basis the quarterly targeted EBITDA was not met. For 2019, Ms. Rutishauser's targeted EBITDA for the first, second, third, and fourth quarters of 2019 was $139.4 million, $168.8 million, $179.3 million, and $235.2 million, respectively. During the first, second, third, and fourth quarters of 2019, 117.8%, 106.9%, 111.7%, and 107.5%, respectively, of the targeted quarterly EBITDA was achieved and Ms. Rutishauser was paid $75,000 in each quarter. In addition, for 2019, Ms. Rutishauser was awarded a $1.0 million discretionary bonus, as determined by the Compensation Committee.

EBITDA is a non-GAAP measure reflective of the operating performance of the entire company. EBITDA is calculated as GAAP operating income plus, stock-based compensation, depreciation and amortization, impairments, and other non-cash charges, less spectrum repack reimbursements, non-cash revenue, and cash film payments. We believe this measure best captures Messrs. Ripley and Smith's and Ms. Rutishauser's ability to drive the performance of the Company.

For 2019, Mr. Marks' cash bonus consisted of two components, a quarterly cash bonus and an annual cash bonus. Mr. Marks was eligible for maximum quarterly bonus amounts of $50,000 per quarterly period and for a maximum annual bonus of $350,000, dependent on the generation of certain television broadcast cash flow (BCF) targets. BCF is a non-GAAP measure reflective of our television assets’ operating performance. BCF is calculated as GAAP operating income plus corporate general and administrative expenses, stock-based compensation, depreciation and amortization, impairments, non-media expenses, and other non-cash charges, less spectrum repack reimbursements, non-media revenues, non-cash revenue, and cash film payments. We believe this measure best captures Mr. Marks’ influence over our revenue and television operation performance. During 2019, Mr. Marks’ quarterly bonuses were paid on a sliding scale. If actual quarterly BCF was equal to or in excess of the targeted BCF for a particular quarter, then 100% of the maximum quarterly bonus attributable to BCF was paid. For any particular quarter, if actual quarterly BCF was between 95% and 99.9% of budgeted quarterly BCF, then 25% to 95% of the maximum quarterly bonus was paid as follows:

Percentage of Achievement of Budgeted BCF	Payout Percentage of Maximum Quarterly Bonus for BCF
95 - 95.9%	25%
96 - 96.9%	40%
97 - 97.9%	65%
98 - 98.9%	80%
99 - 99.4%	90%
99.5 - 99.9%	95%

If actual quarterly BCF was less than 95% of budgeted BCF, then no quarterly bonus was paid. However, included in the cash bonus is an annual bonus catch-up provision. If at the end of the year, the annual actual BCF was greater than the annual targeted BCF and the fourth quarter’s actual quarterly BCF was at least 95% of such quarter’s targeted quarterly BCF, an annual bonus calculation is determined using the quarterly percentage achievement targets and a corresponding quarterly payout percentage. Mr. Marks' annual cash bonus is received at 5% of his maximum annual bonus for every $1.0 million by which actual BCF exceeds the targeted annual BCF for the current year. Mr. Marks' quarterly bonuses and annual bonus may not exceed 0.5% of BCF for the current year. For 2019, Mr. Marks’ targeted BCF, which was adjusted for certain revenue and expense items for which Mr. Marks does not have direct responsibility or influence over, for the first, second, third, and fourth quarters was ($12.6 million), $14.5 million, $3.3 million, and $40.0 million, respectively, and for the full year 2019 was $45.2 million. During the first, second, third, and fourth quarters of 2019, greater than 100% of the targeted quarterly BCF was achieved and Mr. Marks was paid $50,000 in each quarter. During the full year 2019, 268.3% of the targeted annual BCF was achieved and Mr. Marks was paid $350,000. In addition, for 2019, Mr. Marks was awarded a $2.5 million discretionary retirement bonus, as determined by the Compensation Committee.

In the event that certain events take place that were not contemplated at the time the targets were determined, the Compensation Committee can adjust the targets to exclude the effect of these events. Examples of such events include acquisitions, dispositions, and changes in accounting rules. In addition, we target the amount of EBITDA/BCF used in individual bonus determinations at amounts commensurate with the executive’s sphere of influence.

For 2019, Mr. Faber's cash bonus consisted of a $500,000 discretionary bonus, as determined by the Compensation Committee, and a $230,000 cash bonus due in accordance with his employment agreement.

Formula Plan. In 2017, our Board of Directors adopted the Executive Performance Formula and Incentive Plan (Formula Plan), which provides an award pool, equal to not more than 10% of the Company's EBITDA for the plan period, in which awards consisting of cash, shares, equity awards, or a combination thereof are awarded to designated key executives by the Compensation Committee.

Participants in the Formula Plan are awarded a percentage of the award pool at the beginning of the plan period, with no one participant being awarded more than 50% of the award pool for any given plan period. The Compensation Committee may, at its discretion, reduce, but not increase, the maximum award for any participant and the size of the award pool.

All shares used to pay equity awards are granted under, and made subject to the terms of, the LTIP or any other Company equity compensation plan. For purposes of determining the number of shares subject to such equity awards, the Compensation Committee will value awards in the form of restricted stock, restricted stock units or other full-value share awards at the fair market value of the shares underlying the grant on the date of the equity award and will value awards in the form of options and stock appreciation rights at their fair value on the date of the equity award, as expensed by the Company under applicable accounting rules for purposes of the Company's financial statements.

During 2019, no awards were made under the Formula Plan.
Retirement Plan. Our compensation program includes a retirement plan designed to provide income following a named executive officer’s retirement. Our executive officers are eligible to participate in The Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan and Trust (the 401(k) Plan). Contributions made to the 401(k) Plan are matched by the Company, typically in the form of our Class A Common Stock. The match is calculated as 100% on the first 3% of compensation contributed plus 50% up to the next 2% of compensation contributed, subject to Internal Revenue Service regulations. In addition, the Compensation Committee has the ability to make additional discretionary contributions to the 401(k) Plan for the benefit of all employees including executive officers. Calculations of targeted overall compensation for executive officers do not include the benefits expected to be received under the 401(k) Plan. Executive officers participate in the 401(k) Plan on the same terms as all other employees.

Deferred Compensation Plan. Effective January 1, 2014, we established a nonqualified executive benefit plan (the Deferred Compensation Plan) provided to a select group of highly compensated employees as determined by the Company.  The plan is a voluntary program that allows participants to defer eligible compensation for a minimum of five years, up to normal retirement age, and make investment elections for the deferred compensation. Employees may defer up to 80% of their compensation and/or 100% of certain bonuses.  Participants may receive an employer discretionary match on their deferral, or other discretionary employer contributions.  Elective deferrals are 100% vested upon contribution.  Any employer discretionary contributions vest in increments of 25% each year of service, and are fully vested after four years of service, with all prior service credited towards vesting, or upon disability, death, or attainment of age 65.
Perquisites and Other Benefits. Perquisites and other benefits represent a minimal amount of the executive officers’ compensation. The Compensation Committee annually reviews the perquisites that executive officers receive. The primary perquisites for executive officers are tickets to sporting events and certain business entertainment events and related expenses.
Executive officers are also eligible to participate in our other benefit plans on the same terms as all other employees. These other plans include medical, dental and vision insurance, disability and life insurance, and the employee stock purchase plan.
Employment Agreements. We do not have an employment agreement with David D. Smith. Below is a description of the employment agreements we have entered into with our other named executive officers:

Christopher S. Ripley. In March 2014, we entered into an employment agreement with Christopher S. Ripley, which was amended and restated in August 2017. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Ripley at any time, with or without cause. Mr. Ripley joined the Company effective April 1, 2014. Mr. Ripley received a base salary for 2019 of $1,300,500. Under the agreement, Mr. Ripley has the right to earn an annual performance bonus, which may include a cash portion thereof up to 150% of his base salary for the year in which such performance bonus is paid, at the discretion of the Company’s Compensation Committee (the “Performance Bonus”). Mr. Ripley’s employment agreement provides that in the event his employment is terminated by the Company without cause or by Mr. Ripley for good reason, Mr. Ripley will be entitled to a payment equal to the sum of (i) his annual base salary, (ii) the average of any cash portions of Performance Bonuses paid to him for the two calendar years immediately preceding the effective date of the termination, and (iii) the sum of any incentive compensation, including common stock grants, common stock option grants, SARs grants, and certain cash bonuses, made to him for the year immediately preceding the effective date of the termination. The severance payment due upon death or disability is equal to the current base salary through the end of the month in which termination occurs and one month of base salary for each full year of continuous employment, in addition to any earned but unpaid vacation time as of the termination date. The agreement also contains non-competition and confidentiality restrictions on Mr. Ripley.

Lucy A. Rutishauser. In March 2001, we entered into an employment agreement with Lucy A. Rutishauser, which was amended and restated in August 2017. The agreement does not have any specified termination date and we have the right to terminate the employment of Ms. Rutishauser at any time, with or without cause. Ms. Rutishauser received a base salary for 2019 of $1,020,000. Effective August 2017, Ms. Rutishauser is entitled to a Special Longevity Bonus, as defined in the agreement, providing for a single lump sum cash payment of $2,500,000 due at the earlier of December 8, 2023 or upon a change-in-control or a termination of employment by the Company without cause or by the employee with good reason. Additionally, upon termination of employment as a result of death or disability, a percentage of the Special Longevity Bonus will be paid, determined by the total cumulative days of service divided by total days of service that would have been provided through December 8, 2023. Payment due upon termination, in addition to the Special Longevity Bonus discussed above and any earned but unpaid normal compensation and benefits as of the termination date, in the event of death or disability, termination without cause, or termination by employee for good reason, is equal to the current base salary through the end of the month in which termination occurs and one month of base salary for each full year of continuous employment. The agreement also contains non-competition and confidentiality restrictions on Ms. Rutishauser.

Barry M. Faber. In August 2004, we entered into an employment agreement with Barry M. Faber which was most recently amended in April 2019. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Faber at any time, with or without cause. Mr. Faber received a base salary for 2019 of $1,000,000. Under the agreement, Mr. Faber has the right to earn an annual bonus in 2019 and 2020, in the form of restricted stock (the Restricted Stock Bonus). The value of the Restricted Stock Bonus is determined by multiplying the percentage increase of net pro forma distribution revenue growth by $50,000 with respect to any increase up to and including 5.0% and $150,000 with respect to any increase in excess of 5.0%. If the annual net pro forma distribution revenue decreases as compared to the immediately prior year and Mr. Faber is employed by the company for the entire year, future grants or any amounts unvested may be subject to forfeiture, at the determination of the Company and subject to arbitration with Mr. Faber. Additionally, if the Company determines in good faith that certain subscriber rates and counts for Marquee Sports Network are met primarily as a result of distribution agreements negotiated by Mr. Faber, Mr. Faber is to be paid a cash bonus of $750,000 in 2023 (the Marquee Bonus). Also under the employment agreement, payments due upon termination, in addition to any earned but unpaid normal compensation and benefits as of the termination date, in the event of death or disability is equal to the current base salary through the end of the month in which termination occurs, a cash payment equal to the value of the Restricted Stock Bonus Mr. Faber would have been issued in the year following termination, and the Marquee Bonus if the Company reasonably determines that this bonus would have been likely earned. In the event of termination without cause or for good reason, Mr. Faber will also receive twelve additional months of base salary, any unpaid bonus (other than a discretionary bonus), a cash payment equal to the value of the Restricted Stock Bonus Mr. Faber would have been issued in the year following termination, and the Marquee Bonus. The agreement also contains non-competition and confidentiality restrictions on Mr. Faber.
Steven M. Marks. In February 1997, we entered into an employment agreement with Steven M. Marks which was amended and restated in November 2011. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Marks at any time, with or without cause. Mr. Marks retired from the Company effective December 31, 2019. Mr. Marks received a base salary for 2019 of $1,040,400. Effective November 2011, Mr. Marks was entitled to a Special Longevity Bonus, as defined in the agreement, providing for a single lump sum cash payment of $2,750,000 due at the earlier of November 19, 2018, or upon a change-in-control or a termination of employment by the Company without cause or by the employee with good reason. In August 2017, Mr. Marks' employment agreement was amended to allow for an increase in the Special Longevity Bonus by an amount between $272,419 and $488,538 in the event that he elected to defer not less than 97% of the Special Longevity Bonus until retirement. In November 2018, the Longevity Bonus was contributed to the Deferred Compensation Plan for Mr. Marks. Payment due upon termination or in the event of death or disability, in addition to any earned but unpaid normal compensation and benefits as of the termination date, is equal to the current base salary through the end of the month in which termination occurs. In the event of termination without cause or for good reason, Mr. Marks will also receive one additional month of base salary. The agreement also contains non-competition and confidentiality restrictions on Mr. Marks.

Accounting and Tax Consideration. In designing our compensatory programs, we consider tax and accounting rules associated with various forms of compensation.

Section 162(m) generally places a limit of $1 million per year, subject to certain exceptions, on the amount of compensation paid to certain of our executive officers that the Company may deduct from our federal income tax return for any single taxable year. Executive officers subject to Section 162(m) (the “Covered Employees”) will include any individual who served as the CEO or CFO at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the company, the Compensation Committee does not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) if the Compensation Committee determines that doing so is in the best interests of the Company.

Executive Compensation Actions After December 31, 2019. For 2020, compensation was set by the Compensation Committee as follows:

Name	Base Salary	% Change in Base Salary	Maximum Annual Bonus Potential (a)
David D. Smith	$1,339,515	3.0%	$2,009,273	(b)
Christopher S. Ripley	1,339,515	3.0%	2,009,273	(b)
Lucy A. Rutishauser	1,050,600	3.0%	400,000	(b)
Barry M. Faber	1,030,000	3.0%	1,825,000	(c)
Steven M. Marks (d)	—	—%	—

(a)
Excludes bonuses that may be awarded at the discretion of the Compensation Committee, the amounts of which were not previously defined or agreed upon. Messrs. Ripley, Faber, and Marks and Ms. Rutishauser were awarded discretionary bonuses for their service during 2019 of $2,000,000, $500,000, $2,500,000, and $1,000,000, respectively.

(b)	Messrs. Smith and Ripley's and Ms. Rutishauser's Maximum Annual Bonus Potential will be calculated in the same manner as 2019, discussed above under Cash Bonus.

(c)
Pursuant to Mr. Faber's amended employment agreement dated April 5, 2019, he received a bonus in the form of 61,303 shares of restricted stock with a fair value of $1,825,000, based on our Class A common stock’s average trailing 5 day closing price ending February 21, 2020.

(d)	Mr. Marks retired from the Company effective December 31, 2019.

In February 2020, the Compensation Committee also granted restricted stock awards to named executive officers in accordance with the discussion under “Long-Term Incentive Compensation” above. Messrs. Smith and Ripley and Ms. Rutishauser were granted restricted stock awards of 212,766, 212,766, and 25,319 shares, respectively, and SAR awards of 638,298, 638,298, and 95,745, respectively.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in or incorporated by reference into the Company’s annual report on Form 10-K and the Company’s proxy statement on Schedule 14A.

Compensation Committee

Daniel C. Keith, Chairman
Howard E. Friedman
Martin R. Leader
Lawrence E. McCanna

Summary Compensation Table for 2019, 2018, and 2017
The following table sets forth certain information regarding compensation for services rendered in all capacities during the year ended December 31, 2019 by the named executive officers.

Name and Principal Position	Year	Salary	Stock Awards (a)	Bonus (b)		Option Awards (c)	Non-equity Incentive Plan Compensation (d)	Change in Value of Nonqualified Deferred Compensation Earnings (e)	All Other Compensation (f)	Total
David D. Smith,	2019	$1,300,500	$2,460,750	$—		$2,131,335	$1,950,750	$—	$11,200	$7,854,535
Executive Chairman	2018	1,275,000	2,000,014	—		2,200,332	1,912,500	—	11,000	7,398,846
	2017	1,250,000	—	—		5,242,344	140,625	—	5,400	6,638,369
Christopher S. Ripley,	2019	1,300,500	2,460,750	2,000,000		2,131,335	1,950,750	8,388	75,862	9,927,585
President and	2018	1,275,000	2,000,014	—		2,200,332	1,912,500	4,297	63,659	7,455,802
Chief Executive Officer	2017	1,250,000	—	400,000		—	140,625	801	44,906	1,836,332
Lucy A. Rutishauser,	2019	1,020,000	249,979	1,000,000		—	300,000	63,279	41,136	2,674,394
Executive Vice President /	2018	1,000,000	213,517	—		—	200,000	—	41,509	1,455,026
Chief Financial Officer (g)	2017	800,000	111,540	200,000		—	—	17,294	24,639	1,153,473
Barry M. Faber,	2019	1,000,000	978,822	730,000	(h)	—	—	619,340	35,863	3,364,025
President / Distribution &	2018	969,000	608,570	—		—	—	—	39,452	1,617,022
Network Relations	2017	950,000	642,200	100,000		—	350,000	203,104	24,448	2,269,752
Steven M. Marks	2019	1,040,400	254,999	2,500,000	(i)	—	550,000	730,751	23,582	5,099,732
Former Executive Vice President / Chief Operating	2018	1,020,000	480,431	4,022,419	(j)	—	550,000	—	75,051	6,147,901
Officer (i)	2017	1,000,000	202,800	10,000		—	97,500	—	12,140	1,322,440

(a)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards granted in 2019, 2018, and 2017. For further information regarding assumptions made in the valuation of stock awards, see Note 3. Stock-Based Compensation Plans to our consolidated financial statements and related footnotes in our 2019 Annual Report on Form 10-K, as well as, the Grants of Plan-Based Awards table below. Dividends are paid on all stock awarded after the issuance of such award at the same rate and time as paid to other stockholders as declared by our Board from time to time.

(b)	Represents discretionary bonuses earned and approved by the Compensation Committee, except as otherwise noted.

(c)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of SARs granted in 2019, 2018, and 2017. For further information regarding assumptions made in the valuation of stock awards, see Note 3. Stock-Based Compensation Plan to our consolidated financial statements and related footnotes in our 2019 Annual Report on Form 10-K, as well as the Grants of Plan-Based Awards table below.

(d)
Messrs. Smith, Ripley, and Marks' and Ms. Rutishauser's cash bonuses are dependent on their performance pursuant to the cash bonus calculation as well as market evaluations. See Compensation Discussion and Analysis above for further information.

(e)
Represents all earnings (not only above-market earnings) related to the employee's participation in the Deferred Compensation Plan. Losses related to the employee's participation in the Deferred Compensation Plan are excluded from the table above. For further detail on the plan, see the Nonqualified Deferred Compensation table below and Compensation Discussion and Analysis, Deferred Compensation Plan above.

(f)
All Other Compensation consists of Company contributions to both the Deferred Compensation Plan and the 401(k) Plan, see Compensation Discussion and Analysis, Retirement Plan and Deferred Compensation Plan for more information, and also includes perquisites composed entirely of travel expenses paid by the Company on the behalf of friends and family who accompanied named executive officers during business related travel.

All Other Compensation for the year ended December 31, 2019 is as follows:

Name	Company Contributions to the 401(k) Plan	Company Contributions to the Deferred Compensation Plan	Perquisites and Other Personal Benefits	Total
Mr. Smith	$11,200	$—	$—	$11,200
Mr. Ripley	11,200	64,662	—	75,862
Ms. Rutishauser	11,200	25,970	3,966	41,136
Mr. Faber	11,200	24,663	—	35,863
Mr. Marks	11,200	—	12,382	23,582

(g)	As of February 18, 2020, Ms. Rutishauser was promoted to Executive Vice President / Chief Financial Officer from Senior Vice President / Chief Financial Officer.

(h)	This amount represents Mr. Faber's $500,000 discretionary bonus for his service during 2019 and a cash bonus of $230,000 due in accordance with his employment agreement.

(i)	Mr. Marks retired as Executive Vice President / Chief Operating Officer effective December 31, 2019. During 2019, Mr. Marks received a discretionary retirement bonus of $2,500,000.

(j)
This amount represents Mr. Marks' $1,000,000 discretionary bonus for his service during 2018 and a payment of $3,022,419 for the Special Longevity Bonus due in accordance with the employment agreement to Mr. Marks that was deferred under the Deferred Compensation Plan. See Compensation Discussion and Analysis, Employment Agreements, for more information.

Grants of Plan-Based Awards for 2019
The following table provides certain information about grants of plan-based awards to the named executive officers during the year ended December 31, 2019.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Option Awards: Number of Securities Underlying Options	All Other Stock Awards: Number of Shares of Stock	Exercise or Base Price of Option Awards		Grant Date Fair Value of Stock and Option Awards (b)
Name	Grant Date	Threshold	Target	Maximum
David D. Smith	2/26/2019	$325,125	$1,300,500	$1,950,750	250,000	—	$32.81	(c)	$2,131,335
	2/26/2019					75,000	—		2,460,750	(d)
Christopher S. Ripley	2/26/2019	325,125	1,300,500	1,950,750	250,000	—	32.81	(c)	2,131,335
	2/26/2019					75,000	—		2,460,750	(d)
Lucy A. Rutishauser	2/26/2019	75,000	300,000	300,000	—	7,619	—		249,979	(d)
Barry M. Faber	4/5/2019				—	22,859	—		978,822	(d)
Steven M. Marks	2/26/2019	50,000	200,000	550,000	—	7,772	—		254,999	(d)

(a)
For Messrs. Smith and Ripley and Ms. Rutishauser, threshold reflects the minimum payment they are eligible to receive if the quarterly actual EBITDA exceeds the targeted EBITDA. The quarterly bonus is earned pro rata from zero starting at 92% to 100%. Target reflects the amount that Mr. Smith, Mr. Ripley, and Ms. Rutishauser are eligible to receive if the annual actual EBITDA exceeds the targeted EBITDA, even if, on a quarterly basis, the quarterly EBITDA was not met. For Messrs. Smith and Ripley, maximum reflects the target plus Mr. Smith and Mr. Ripley's annual bonus component earned pro rata from zero starting at 100% to 108%. For Mr. Marks, threshold reflects the minimum payment he is eligible to receive if the quarterly actual BCF, excluding retransmission revenue and reverse retransmission expense, exceeds targeted BCF, excluding retransmission revenue and reverse retransmission expense. If the actual quarterly BCF is at least 95% of the target BCF, Mr. Marks can receive a portion of the threshold pro rata beginning at 25%. Target reflects the amount that Mr. Marks is eligible to receive if the annual actual BCF exceeds the annual targeted BCF and the fourth quarter actual BCF is at least 95% of the fourth quarter targeted BCF, even if, on a quarterly basis, the quarterly BCF was not met. Maximum reflects the target plus Mr. Marks' annual bonus component earned 5% for every $1.0 million by which actual BCF for the current year exceeds his target annual BCF, not to exceed 0.5% of BCF for the current year. For further information regarding Messrs. Smith, Ripley, and Marks' and Ms. Rutishauser's cash bonuses, see the Primary Elements of Compensation – Cash Bonus section of the Compensation Discussion and Analysis above. During 2019, no other named executive officers were eligible to receive non-equity incentive plan awards. For information related to actual non-equity incentive plan awards see Summary Compensation Table for 2019, 2018, and 2017 above.

(b)
This column shows the full grant date fair value of restricted stock awards and SARs. The grant date fair values of the restricted stock and SAR awards were computed in accordance with FASB ASC Topic 718 and do not include estimates for forfeitures. There can be no assurance that the FASB ASC Topic 718 amounts shown in this table will ever be realized by the named executive officer. Dividends are paid on all stock awarded after the issuance of such award at the same rate and time as paid to other stockholders as declared by our Board from time to time. For further information regarding restricted stock and SAR awards, see the Primary Elements of Compensation – Long-Term Incentive Compensation section of the Compensation Discussion and Analysis above.

(c)	Our Class A common stock’s closing price per share on February 26, 2019 (the grant date for all SARs) was $32.81. The SAR awards vested immediately.

(d)
Our Class A common stock’s closing price per share on February 26, 2019 was $32.81 and on April 5, 2019 was $42.82. Restrictions on restricted stock granted in 2019 lapse over two years at 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. Restricted stock award vesting is not dependent on future performance levels; rather it is dependent solely on future service with the Company.

Outstanding Equity Awards at Fiscal Year End for 2019
The following table provides certain information about all equity compensation awards held by the named executive officers as of December 31, 2019. All options and SARs held by named executive officers are exercisable.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (a)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested (b)
David D. Smith	205,032	$24.93	02/02/2025	104,586 (c)	$3,486,897
	200,000	27.86	02/11/2024	—	—
	500,000	14.21	02/05/2023	—	—
	400,000	11.68	03/09/2022	—	—
	300,000	12.07	03/22/2021	—	—
Christopher S. Ripley	250,000	32.81	02/26/2029	104,856 (c)	3,486,897
	225,000	33.80	02/28/2028	—	—
	125,000	33.85	12/31/2026	—	—
	125,000	32.54	12/31/2025	—	—
	125,000	27.36	12/31/2024	—	—
Lucy A. Rutishauser	—	—	—	10,560 (d)	352,070
Barry M. Faber	—	—	—	31,242 (e)	1,041,608
Steven M. Marks	—	—	—	14,390 (f)	479,763

(a)	SARs and options are fully vested on the grant date.

(b)	Based on the closing market price of $33.34 per share on December 31, 2019.

(c)	67,086 and 37,500 shares will vest in February 2020 and 2021, respectively.

(d)	6,750 and 3,810 shares will vest in February 2020 and 2021, respectively.

(e)	19,812 and 11,430 shares will vest in February 2020 and 2021, respectively.

(f)	10,504 and 3,886 shares will vest in February 2020 and 2021, respectively.

Option Exercises and Stock Vested

The following table provides information regarding the exercise of options, SARs, and vesting of shares of restricted stock held by the named executive officers during the year ended December 31, 2019.

	Option/SARs Awards		Stock Awards
Name	Number of Securities Underlying Options/SARs Exercised	Value Realized on Exercise (a)	Number of Shares Acquired on Vesting	Value Realized on Vesting (b)
David D. Smith	1,479,968	$41,710,090	29,586	$1,054,741
Christopher S. Ripley	—	—	29,586	1,054,741
Lucy A. Rutishauser	—	—	4,591	149,233
Barry M. Faber	—	—	17,882	576,225
Steven M. Marks	—	—	9,617	313,355

(a)
The value realized on exercise is calculated by multiplying the number of shares of Class A common stock exercised by the appreciation per share, or the closing market price of our Class A common stock on the exercise date less the option or SARs exercise price.

(b)	Represents the total value realized upon the vesting of restricted shares using the average of the high and low prices of our Class A common stock on the vesting dates.

Nonqualified Deferred Compensation
The following table provides certain information about nonqualified deferred compensation of the named executive officers during the year ended, and as of, December 31, 2019.

Name	Executive Contributions in Last Fiscal Year (a)	Registrant Contributions in Last Fiscal Year (b)	Aggregate Earnings in Last Fiscal Year (c)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End
David D. Smith	$—	$—	$—	$—	$—
Christopher S. Ripley	129,324	64,662	8,388	—	553,004
Lucy A. Rutishauser	64,925	25,970	63,279	—	361,157
Barry M. Faber	49,326	24,663	619,340	—	3,957,711	(d)
Steven M. Marks	—	—	730,751	—	3,441,368	(d)

(a)	Represents deferrals made by the participant during 2019.

(b)
Represents contributions made by the Company to the participant's account pursuant to the Deferred Compensation Plan. Amount is also disclosed within footnote (f) within the Summary Compensation Table within Compensation Discussion and Analysis above.

(c)
Represents all earnings and losses related to the participant's participation in the Deferred Compensation Plan. Losses are excluded from the change in value of nonqualified deferred compensation earnings column in the Summary Compensation Table within Compensation Discussion and Analysis above.

(d)	Amounts include Special Longevity Bonuses which were granted in prior years.

See Deferred Compensation Plan within Compensation Discussion and Analysis above for further description of the plan.

Potential Post-Employment Payments and Benefits

The following table sets forth the potential payments if termination of employment or a change in control for each named executive officer had occurred on December 31, 2019. In addition, the named executive officers may be eligible for payment of their accounts under the Deferred Compensation Plan in the event of a change in control.

Benefits and Payments upon Termination	Termination without cause or by employee for good reason	Termination with cause	Termination by employee without good reason	Change in Control	Death or Disability
David D. Smith
Restricted Stock (b)	$3,486,897	$—	$—	$3,486,897	$3,486,897

Christopher S. Ripley
Severance Payment (a)	$5,363,460	$—	$—	$—	$541,875
Restricted Stock (b)	3,486,897	—	—	3,486,897	3,486,897
Total	$8,850,357	$—	$—	$3,486,897	$4,028,772

Lucy A. Rutishauser
Severance Payment (a)	$4,285,000	$—	$1,785,000	$4,285,000	$3,891,329
Restricted Stock (b)	352,070	—	—	352,070	352,070
Total	$4,637,070	$—	$1,785,000	$4,637,070	$4,243,399

Barry M. Faber
Severance Payment (a)	$3,478,745	$—	—	$—	$1,728,745
Restricted Stock (b)	1,041,608	—	—	1,041,608	1,041,608
Total	$4,520,353	$—	$—	$1,041,608	$2,770,353

Steven M. Marks (c)

(a)	Represents the severance payment due based on the terms of their employment agreements. See Compensation Discussion and Analysis, Employment Agreements, for more information.

(b)
Based on the closing market price of $33.34 per share on December 31, 2019. Restricted stock immediately vests upon a termination by the Company without cause or by a named executive officer for good reason, a change in control, death, or disability, as defined in the restricted stock agreement.

(c)	Mr. Marks retired as Executive Vice President / Chief Operating Officer effective December 31, 2019. As part of his retirement, Mr. Marks was awarded a $2.5 million discretionary retirement bonus.

Equity Compensation Plan Information

The equity compensation plan information as of December 31, 2019 was as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options, warrants and rights) (c)
Equity compensation plans approved by security holders	1,201,719	$21.84	5,488,563
Equity compensation plans not approved by security holders	—	—	—
Total	1,201,719	$21.84	5,488,563

(a)
Includes 375,000 shares of Class A Common Stock related to stock options outstanding. Also includes 826,719 shares of Class A Common Stock which would have been issued if 2,080,032 SARs, with exercise prices ranging from $11.68 to $33.80, were exercised on December 31, 2019. The number of shares of Class A Common Stock issued is determined by dividing the amount from the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by the market share price on the date of exercise.

(b)
The weighted average exercise price is based on 375,000 outstanding stock options with exercise prices ranging from $27.36 to $33.85 and 2,080,032 SARs with exercise prices ranging from $11.68 to $33.80.

(c)	This amount reflects the total shares available for future issuance under the Company’s LTIP and the Company’s Employee Stock Purchase Plan.

CEO PAY RATIO FOR 2019
Item 402(u) of Regulation S-K requires us to disclose the ratio of the annual total compensation of our Chief Executive Officer (CEO), Christopher S. Ripley, to the median of the annual total compensation of all other employees.
The annual total compensation of our CEO, as disclosed in the Summary Compensation Table within Compensation Discussion and Analysis above, was $9,927,585 for the year ended December 31, 2019. The annual total compensation of our median employee was $48,220 for the year ended December 31, 2019. Annual total compensation, for both our CEO and median employee, was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K.
Based on the foregoing, our estimate of the ratio of our CEO's annual total compensation to the median of the annual total compensation of all other employees was 206:1 for the year ended December 31, 2019.
We believe that there have been no changes in our employee population or employee compensation arrangements that would significantly impact the pay ratio disclosure and so we have used the same median employee as determined in 2017 in calculating our 2019 ratio. Our employee population from our 2019 acquisitions are excluded as allowed under S-K 402. We identified our median employee by gathering the 2017 gross pay, including salary and bonus, for all employees, excluding our CEO, employed by the Company on December 31, 2017. We included all full-time, part-time, and seasonal employees. We made pro rata adjustments for full-time employees which were hired during the year. We believe gross pay is a reasonable, consistently-applied compensation measure by which to determine our median employee.
Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act, requires our officers (as defined in the SEC regulations), directors, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports of ownership furnished to us, or written representations that no forms were necessary, we believe that during the past fiscal year our officers, directors, and greater than ten percent beneficial owners complied with all applicable filing requirements, with seven exceptions. David D. Smith did not timely file a Form 4 reporting the acquisition of Class A Common Stock for a limited liability company controlled by David D. Smith. This report on Form 4, originally due May 17, 2016, was filed with the SEC on March 21, 2019. Robert E. Smith, Howard E. Friedman, Daniel C. Keith, Martin R. Leader, Benson E. Legg, and Lawrence E. McCanna did not timely file Form 4's reporting the acquisition of Class A Common Stock issued pursuant to the Long-Term Incentive Plan. These reports of Form 4, originally due June 10, 2019, were filed with the SEC on June 21, 2019.

RELATED PERSON TRANSACTIONS
Our related person transaction policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, wherein the amount involved exceeds or has the potential to exceed $120,000 and a related person had or will have a direct or indirect material interest. The Board of Directors has determined that certain transactions falling within the characteristics above do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not deemed to be related person transactions.

The Audit Committee of the Board of Directors reviews all material related person transactions and may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company. The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transaction.

Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Committee, if any, and that all required disclosures regarding the related person transaction are made.

Prior to the adoption of our related person transaction policy, consistent with the Nasdaq listing requirements and the Audit Committee charter, the Audit Committee reviewed or approved all related person transactions requiring disclosure under SEC regulations to the extent such transactions were entered into or amended since February 2004. Certain transactions mentioned in the reference below were not approved pursuant to the current related person transaction policy because they were entered into before the policy’s existence.

For further information regarding related person transactions, including a description of all related party transactions that took place during our last fiscal year, see Note 15. Related Person Transactions to our consolidated financial statements in our 2019 Annual Report on Form 10-K.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, officers, and employees (including our chief executive officer, chief financial officer, chief accounting officer/corporate controller, and any person performing similar functions). We have made the Code of Business Conduct and Ethics available on our website at www.sbgi.net. We will disclose promptly any waiver from or amendment to the Code of Business Conduct and Ethics for our executive officers or directors as required by law, SEC regulations or Nasdaq listing requirements, by posting such disclosure on our website.

Anti-Hedging and Pledging Policy

As part of our insider trading policy, all employees, including our named executive officers and non-employee directors are prohibited from trading in any interest or position relating to the future price of our securities (such as a put, call, short sale or other derivative). However, we currently do not have any practices or policies that otherwise prohibit our employees, including our named executive officers and non-employee directors, from otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value our securities.

AUDIT COMMITTEE, AUDIT FEES AND AUDITOR INDEPENDENCE
Report of the Audit Committee
The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company incorporated it by specific reference.

The Audit Committee has received from Sinclair’s independent registered public accounting firm, PwC, written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB), regarding PwC’s independence, including communications between PwC and us regarding PwC’s independence, and has discussed with PwC its independence. The Audit Committee has discussed whether the provision of non-audit services by PwC is compatible with maintaining PwC’s independence. PwC has stated that it believes that it is in full compliance with all of the independence standards established under generally accepted auditing standards and the rules of the SEC. The Audit Committee concurs and has approved all non-audit services provided by PwC in 2019. The Audit Committee also has discussed with PwC the matters required to be discussed by the applicable standards of the PCAOB, including the selection of and changes in Sinclair’s significant accounting policies, the basis for management’s accounting estimates, PwC’s conclusions regarding the reasonableness of those estimates and the disclosures included in the financial statements.

The Audit Committee met with management and representatives of PwC in connection with PwC’s audit of Sinclair’s consolidated financial statements and related schedule for the year ended December 31, 2019 and reviewed and discussed such financial statements with management. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of Sinclair’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Sinclair’s internal control over financial reporting. Based on such review and discussion with management, and based on the Audit Committee’s reviews and discussions with PwC regarding its independence and the matters required to be discussed by the PCAOB and the SEC, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s assessment of the effectiveness of Sinclair’s internal control over financial reporting be included in Sinclair’s Annual Report on Form 10-K and the Board has approved that recommendation.

The Audit Committee has reviewed and discussed the fees paid to PwC during the last year for audit and non-audit services, which are set forth in this proxy statement under “Disclosure of Fees Charged by Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services is compatible with PwC’s independence.

Audit Committee

Lawrence E. McCanna, Chairman
Daniel C. Keith
Martin R. Leader

Disclosure of Fees Charged by Independent Registered Public Accounting Firm
The following summarizes the fees charged by PwC for certain services rendered to us during 2019 and 2018, respectively:

	Year ended December 31,
	2019	2018
Audit fees (a)	$4,571,669	$2,905,204
Audit-related fees (b)	557,232	104,794
Tax fees (c)	960,345	552,224
All other fees (d)	4,500	4,500
Total	$6,093,746	$3,566,722

(a)	Fees paid for annual audits of our consolidated financial statements and effectiveness of internal control over financial reporting and reviews of interim consolidated financial statements.

(b)	Fees paid for services related to the quarter review and annual audit of the financial statements of one of our subsidiaries, debt offerings, and the adoption of new accounting standards.

(c)	Tax fees incurred for tax planning, compliance, and due diligence services.

(d)	Fees incurred related to permitted services not included in the category descriptions provided.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

The Audit Committee maintains a pre-approval policy that provides guidelines for the audit, audit-related, tax, and other permissible non-audit services that may be provided by the independent registered public accounting firm (the independent auditors) in order to ensure that the provision of such services does not impair the auditor’s independence. Under this policy, which remains in effect, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter, along with a specified list of audit-related and tax services. If any service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee and the independent auditors may not begin work on any engagement without confirmation of the Audit Committee pre-approval from the Chief Accounting Officer or his or her delegate. In accordance with this policy, the Chairman of the Audit Committee has been authorized by the Committee to pre-approve any audit-related, tax, or other permissible non-audit service engagements of the independent auditors.

For the fiscal years ended December 31, 2019 and 2018, the Audit Committee pre-approved all services described above in the captions audit-related fees, tax fees, and all other fees. None were approved pursuant to the waiver of pre-approval provisions set forth in Regulation S-X of the Exchange Act. For the fiscal year ended December 31, 2019, less than 50% of the hours expended on PwC’s engagement to audit our financial statements were attributed to work performed by persons other than full-time, permanent employees of PwC.

SHAREHOLDER PROPOSALS

If you intend to propose any matter for action at our 2021 annual meeting of shareholders, you must submit your proposal to the Secretary of Sinclair at 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 not later than December 24, 2020 at 5:00 p.m. Eastern Standard Time. Only then can we consider your proposal for inclusion in our proxy statement and proxy relating to the 2021 annual meeting. The proxy for the 2021 annual meeting will grant discretionary authority to vote with regard to shareholder proposals not included in our proxy materials unless (a) notice is received by March 8, 2021 and (b) the conditions set forth in Rule 14 a-4 (c)(2)(i)-(iii) under the Securities Exchange Act of 1934 are met.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland
April 22, 2020

ANNUAL MEETING OF STOCKHOLDERS OF

SINCLAIR BROADCAST GROUP, INC.

June 4, 2020

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, 2019 annual report to stockholders and proxy card are available at http://www.astproxyportal.com/ast/26141/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20930303000000000000 1 060420

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "AGAINST" PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of nine directors for a term expiring in 2021 as set forth in the proxy statement

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given with respect to a proposal, this proxy will be voted as recommended by the Board of Directors as disclosed in the proxy statement.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

SINCLAIR BROADCAST GROUP, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING ON JUNE 4, 2020

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND “AGAINST” PROPOSAL 4.

The undersigned hereby authorizes and directs Massachusets Mutual Life Insurance Company, as trustee (the "Trustee") of Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan, to vote as proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of Sinclair Broadcast Group, Inc. (the "Company") to be held on June 4, 2020 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time, and at any adjournment or postponement thereof, all shares of common stock of the Company allocated to the account of the undersigned under such Plan, on the proposals set forth on the reverse hereof and in accordance with the Trustee's discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. However, as discussed within the Proxy Statement, due to the circumstances surrounding the COVID-19 pandemic and current restrictions on the number of individuals allowed to attend, we are strongly encouraging all shareholders to access the Annual Meeting of Stockholders of the Company via the live teleconference or webcast, rather than attend the meeting in person. To listen to the teleconference or webcast of the Annual Meeting of Stockholders of the Company, shareholders may either login via the internet at https://www.webcaster4.com/Webcast/Page/2063/34102, or call 877-407-8033 for toll free or 201-689-8033 for international. Those planning to listen to the livestream should connect to the teleconference or webcast at least 10 minutes prior to the start of the meeting. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement for the Annual Meeting on June 4, 2020.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED BY THE TRUSTEE IN ITS SOLE DISCRETION IN THE BEST INTEREST OF THE PLAN PARTICIPANTS AND BENEFICIARIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Not valid unless dated and signed on the reverse side)

COMMENTS:

1.1

1

SINCLAIR BROADCAST GROUP, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING ON JUNE 4, 2020
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "AGAINST" PROPOSAL 4.

The undersigned hereby appoints David D. Smith and Frederick G. Smith, or either of them, as attorneys-in-fact, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of Sinclair Broadcast Group, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 4, 2020 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time, and at any adjournment or postponements thereof. However, as discussed within the Proxy Statement, due to the circumstances surrounding the COVID-19 pandemic and current restrictions on the number of individuals allowed to attend, we are strongly encouraging all shareholders to access the Annual Meeting of Stockholders of the Company via the live teleconference or webcast, rather than attend the meeting in person. To listen to the teleconference or webcast of the Annual Meeting of Stockholders of the Company, shareholders may either login via the internet at https://www.webcaster4.com/Webcast/Page/2063/34102, or call 877-407-8033 for toll free or 201-689-8033 for international. Those planning to listen to the livestream should connect to the teleconference or webcast at least 10 minutes prior to the start of the meeting.

(Not valid unless dated and signed on the reverse side)

COMMENTS:

1.1